Exhibit 10.30

CREDIT AGREEMENT

among

BANK OF THE WEST,

as Lender,

and

NAUTILUS, INC.,

as Borrower,

dated

March 8, 2010

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TABLE OF CONTENTS

Page

Section 11.20	Statutory Notice	52

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CREDIT AGREEMENT

This CREDIT AGREEMENT (the “Agreement”) dated March 8, 2010, is by and between BANK OF THE WEST (the “Lender”) and NAUTILUS, INC., a Washington corporation (“Borrower”).

RECITALS

A. Borrower has requested that Lender extend a $15,000,000 revolving credit facility, with a $10,000,000 sublimit for letters of credit, to Borrower.

B. Lender is willing to provide Borrower with the credit facilities requested, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Lender and Borrower agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Accounts” means all accounts (as defined in RCW 62A.9A-102(a)(2) (or any successor statute)) of Borrower.

“Adjusted Continuing Business EBITDA” means, for any measurement period in question, Continuing Business EBITDA plus restructuring charges, Mobia launch charges, asset (including intellectual property) impairment charges related to the Continuing Business, and transaction costs and expenses incurred in connection with this Agreement and in connection with the termination of Borrower’s previous senior revolving credit facility.

“Adjustment Date” means June 1, 2010, and, thereafter, the first day of each month following the delivery of the Quarterly Compliance Certificate.

“Affiliate” means any Person (a) that directly or indirectly controls, is controlled by, or is under common control with Borrower; provided that, Affiliate will not include Persons that would otherwise be Affiliates solely because of common control by Borrower’s shareholders if such Persons are portfolio companies independently operated by such shareholders, (b) that directly or indirectly owns or holds 10 percent or more of any class of voting stock of Borrower, or (c) 10 percent or more of the voting stock of which is directly or indirectly owned or held by Borrower. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract, or otherwise.

“Agreement” means this Credit Agreement, and any amendments, extensions, modifications, renewals, replacements, or restatements thereof.

“Annual Compliance Certificate” has the meaning specified in Section 7.10(i) of this Agreement.

“Applicable Floating Rate” means, as of any date, the One-Month Eurodollar Rate on such day multiplied by the Statutory Reserve Rate, where “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System with respect to the One-Month Eurodollar Rate for Eurocurrency funding (currently referred to as “Eurocurrencies Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System), including those reserve percentages imposed pursuant to Regulation D, adjusted automatically and as of the effective date of any change in any reserve percentage.

“Applicable Floating Rate Loan” means any Revolving Loan (or a portion thereof) bearing interest at the Applicable Floating Rate that is not a Base Rate Loan.

“Applicable Margin” means 350 Basis Points for LIBOR Rate Loans and Applicable Floating Rate Loans and 250 Basis Points for Base Rate Loans from the Closing Date to (but not including) the first Adjustment Date. Thereafter, the Applicable Margin shall be determined by measuring the Revolver Availability as of the end of a calendar quarter and determining which pricing level in the table below is applicable to the Revolver Availability at the time in question:

Revolver Availability	Applicable Margin for LIBOR Rate Loans and Applicable Floating Rate Loans	Applicable Margin for Base Rate Loans

$0.00 to $4,000,000.00	375 Basis Points	275 Basis Points

$4,000,000.01 to $8,000,000.00	350 Basis Points	250 Basis Points

$8,000,000.01 to $12,000,000.00	325 Basis Points	225 Basis Points

$12,000,000.01 and above	300 Basis Points	200 Basis Points

Changes in the Applicable Margin (if any) shall become effective on the corresponding Adjustment Date. If Borrower does not timely provide Lender with the Quarterly Compliance Certificate pursuant to Section 7.10(f) of this Agreement, Lender, at its option, may set the Applicable Margin at the highest level listed above until such time as such Quarterly Compliance Certificate is delivered.

“Authorized Officer” means the Chief Financial Officer, Chief Administrative Officer or Chief Executive Officer of Borrower, or any other officer of Borrower who by written notice to Lender is designated by the Chief Financial Officer, Chief Administrative Officer or Chief Executive Officer to request Revolving Loans pursuant to the terms of this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 50 Basis Points, and (c) the Applicable Floating Rate on such date (or, if such date is not a Business Day, the immediately preceding Business Day) plus 100 Basis Points. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Applicable Floating Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Applicable Floating Rate, respectively.

“Base Rate Loans” means any Revolving Loan (or portion thereof) bearing interest at the Base Rate.

“Basis Point” means  1/100th of 1 percent per annum.

“Borrower” means Nautilus, Inc., and any Successor or permitted assign (if any) thereof.

“Borrowing Base” means the sum of (a) 80 percent of (i) Eligible Commercial Accounts Receivable, multiplied by (ii) 100 percent minus the Dilution Reserve Percentage for the calendar quarter covered by the most recent Quarterly Compliance Certificate, (b) 60 percent of Eligible Inventory but not to exceed $10,000,000, and (c) 50 percent of Eligible Consumer Finance Accounts Receivable but not to exceed $5,000,000.

“Borrowing Base Certificate” has the meaning specified in Section 7.10(b) of this Agreement.

“Business Day” means a day on which Lender is open for business in Portland, Oregon, and on which banks are open in London, England, for dealings in United States dollar deposits on the London interbank market.

“Capital Expenditures” means, with respect to any measurement period in question, all capital expenditures of Borrower (including, but not limited to, expenditures under Capital Leases), as determined in accordance with GAAP.

“Capital Lease” means any lease of property (real, personal, or mixed) that in accordance with GAAP should be capitalized on the lessee’s balance sheet.

“Capital Stock” means, with respect to any Person, all (a) shares, interests, participations or other equivalents (howsoever designated) of capital stock and other equity or ownership interests of such Person and (b) rights (other than debt securities convertible into capital stock or other equity interests), warrants or options to acquire any such capital stock or other equity interests.

“Cash Secured Letters of Credit” means Letters of Credit secured by cash collateral pursuant to Section 3.6(a) of this Agreement.

“Change in Control” means that (a) a majority of the directors of Borrower shall be Persons other than Persons (i) for whose election proxies shall have been solicited by the board of directors of Borrower or for whose appointment or election is otherwise approved or ratified by the board of directors of Borrower or (ii) who are then serving as directors appointed by the board of directors to fill vacancies on the board of directors caused by death or resignation (but not by removal) or to fill newly-created directorships or (b) any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is immediately exercisable or only after the passage of time), directly or indirectly, of Voting Stock of Borrower (or other securities convertible into such Voting Stock) representing 30 percent or more of the combined voting power of all Voting Stock of Borrower (provided that any Voting Stock held by Sherborne Investors Management LP shall be excluded from calculation for the purposes of this clause (b)).

“Closing Date” means March 8, 2010, or such other date as the parties mutually agree.

“Collateral” means substantially all existing and after-acquired assets of Borrower as described in the Security Agreement and the IP Security Agreements.

“Commercial Accounts Receivable” means all Accounts of Borrower that are not Consumer Finance Accounts Receivable.

“Commercial Business” means the assets of Borrower held for sale as described in the Borrower’s report on Form 10-Q for fiscal quarter ending September 30, 2009 as filed with the SEC.

“Consumer Finance Accounts Receivable” means Accounts of Borrower where the account debtors are individuals who purchased Inventory directly from Borrower.

“Consumer Protection Laws” means any and all applicable federal, state, and local statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to consumer credit or the protection of consumers, including, but not limited to, the Consumer Credit Protection Act.

“Continuing Business” means all business operations of Borrower, other than the Commercial Business and any other discontinued operations of the Borrower.

“Continuing Business EBITDA” means, for any measurement period in question, an amount equal to Continuing Business Net Income for such period, plus the following, to the extent deducted or excluded in computing such Continuing Business Net Income: (a) interest expense of Borrower, (b) income taxes (and franchise taxes in the nature and in lieu of income taxes), any state single business or unitary or similar taxes of Borrower, (c) depreciation expense of Borrower, (d) amortization expense of Borrower (all as determined in accordance with GAAP), and (e) cash gains arising from the write-up of assets.

“Continuing Business Net Income” means, for any measurement period in question, the net income of Borrower arising from the Continuing Business for such period,

determined in accordance with GAAP, but in any event the following items shall be excluded or deducted from such net income arising from the Continuing Business: (a) any after tax gain or loss resulting from dispositions of assets outside of the ordinary course of business, (b) earnings of any Subsidiary accrued prior to the date it became a Subsidiary, (c) any deferred credit or other credit representing any excess of the equity of any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary, (d) the net earnings of any entity (other than a Subsidiary) in which Borrower has an ownership interest, except to the extent such net earnings actually shall have been received by Borrower in the form of cash distributions, (e) any reversal of any contingency reserve, except to the extent that Borrower received cash associated with such reversal during the period in which the reversal occurred, and (f) to the extent not included in clauses (a) through (e) above, any extraordinary or non-recurring gains or losses.

“Credit Exposure Reserve” means, as of any date in question, an amount determined by Lender in its Permitted Discretion as the credit exposure of Lender based upon merchant services, corporate and purchase card programs, ACH, treasury management, foreign exchange, derivative and swap products or similar facilities or products provided by Lender or its Affiliates to Borrower.

“Credit Exposure Documents” means all documents executed by Borrower in favor of Lender related to merchant services, corporate and purchase card programs, ACH, treasury management, foreign exchange, derivative and swap products or similar facilities or products provided by Lender or its Affiliates to Borrower, including, without limitation, all documents executed by Borrower to grant Lender a security interest in cash collateral securing the Credit Exposure Reserve pursuant to Section 3.6 of this Agreement.

“Current Ratio” means, as of the end of the calendar quarter in question, the ratio of (a) the current assets of Borrower as of the end of such calendar quarter (determined in accordance with GAAP) plus the cash collateral pledged to Lender pursuant to Section 3.6(a) and Section 3.6(b) (to the extent not included in current assets) as of the end of such calendar quarter to (b) the current liabilities of Borrower as of the end of such calendar quarter (as determined in accordance with GAAP) plus the principal amount of all Revolving Loans outstanding on the last day of such quarter (to the extent not included in the calculation of current liabilities determined in accordance with GAAP).

“Dating” means the practice of giving credit beyond a stated period by forward dating of an invoice. For example, a buyer otherwise obligated to pay for goods or services within 30 days might be given a postdated invoice bearing a date a month later than the actual date of purchase or receipt of the goods or services, which, in effect, would mean that the buyer now would have 60 days in which to make payment.

“Debt to Tangible Net Worth” means, as of any date in question, the ratio of (a) total Indebtedness on the balance sheet of Borrower to (b) the fair market value of all assets on the balance sheet of Borrower except for (i) goodwill, including any amounts representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the balance sheet of Borrower, (ii) patents, trademarks, trade names, copyrights and other intellectual property, (iii) shares of Capital Stock of Borrower, (iv) loans and notes receivable from officers, employees, stockholders, or directors of Borrower or any Affiliate or Subsidiary of

Borrower, (v) deferred expenses, and (vi) any other intangible asset of Borrower that should be classified as such on the balance sheet of Borrower in accordance with GAAP, less all liabilities on the balance sheet of Borrower.

“Default” means any event or occurrence that with the passage of time, or the provision of notice, or both, would constitute an Event of Default.

“Default Rate” means an interest rate that is 3 percent per annum greater than the interest rate or rates in effect with respect to the Revolving Loan in question immediately prior to the occurrence of such Event of Default.

“Dilution Reserve Percentage” means, for any calendar quarter in question, the greater of (expressed as a percentage) (a) the amount of non-cash trade credits (credit memos, reserves, rebates, and similar items) divided by the total amount of retail sales reported by Borrower in the financial statements for such quarter (other than sales to individuals who purchased Inventory directly from Borrower), and (b) the amount reported by Borrower in the financial statements for such quarter as a rebate, allocation, or similar reserve divided by the total Commercial Accounts Receivable for such quarter.

“Dividend Determination Date” has the meaning specified in Section 9.4 of this Agreement.

“Eligible Commercial Accounts Receivable” means all Commercial Accounts Receivable of Borrower meeting all of the following criteria and in which Lender has a valid, perfected first priority security interest:

(a) A Commercial Account Receivable that arose from a bona fide sale of goods by Borrower, or as a result of services performed by Borrower under an enforceable contract, provided that such goods have been shipped to the appropriate account debtor (or the sale otherwise has been consummated), and, in the case of services, the services have been performed for the account debtor in question substantially in accordance with the contract or agreement governing such services;

(b) A Commercial Account Receivable as to which the title of Borrower to the Commercial Account Receivable is absolute and is not subject to any prior assignment, claim, or Lien, other than the Lien created by the Loan Documents and inchoate tax Liens;

(c) A Commercial Account Receivable as to which the amount shown on the books of Borrower is owing to Borrower and no partial payment has been made thereon, except as reflected on the books of Borrower;

(d) A Commercial Account Receivable to the extent that it is not subject to any reduction, counterclaim, setoff, recoupment, or any present claim for credits, allowances, or adjustment by the account debtor because of returned, inferior, or damaged goods, unsatisfactory services, or for any other reason, except for customary discounts allowed for prompt payment (provided, however, that at all times Borrower shall reduce the amount of Eligible Commercial Accounts Receivable by the actual amount of credits, offsets, allowances, or adjustments against any Commercial Accounts Receivable outstanding at the time in question that are included in the calculation of Eligible Commercial Accounts Receivable; provided further that Commercial Accounts Receivable subject to such claims may be included in the Borrowing Base after deduction of the amount of such claims);

(e) A Commercial Account Receivable as to which the account debtor is not an Affiliate of Borrower, or an officer, director, or employee of Borrower (or an Affiliate of Borrower);

(f) A Commercial Account Receivable as to which the account debtor is not a Governmental Authority unless (i) the account debtor is the United States or any department, agency, or instrumentality thereof and the account has been assigned to Lender in compliance with the Assignment of Claims Act and (ii) the aggregate amount of all such Commercial Accounts Receivable does not exceed 10 percent of the total amount of Eligible Commercial Accounts Receivable;

(g) A Commercial Account Receivable to the extent that it does not result from, include, or constitute late charges, service charges, or interest;

(h) A Commercial Account Receivable as to which the account debtor is a Person residing in, or having its principal place of business in, the United States (or, if the account debtor is in another country, the account debtor’s obligations to Borrower are supported by a letter of credit in favor of Borrower in amount, form, and content satisfactory to Lender, and issued by a bank satisfactory to Lender);

(i) A Commercial Account Receivable from a Tier I Account Debtor that is not more than 120 days old (as measured from the date of invoice) or more than 60 days past due or a Commercial Account Receivable from an account debtor other than a Tier I Account Debtor that is not more than 90 days old (as measured from the date of invoice) or more than 60 days past due;

(j) A Commercial Account Receivable that does not arise out of a contract with, or order from, an account debtor that by its terms forbids or makes the assignment of that Commercial Account Receivable to Lender void or unenforceable;

(k) A Commercial Account Receivable as to which Borrower has not received any note, trade acceptance, draft, or other negotiable instrument with respect to the goods or services giving rise to the Commercial Account Receivable unless Borrower promptly notifies Lender of such negotiable instrument and, at Lender’s request, endorses or assigns and delivers the same to Lender);

(l) A Commercial Account Receivable as to which Borrower has not received any notice of the death of the account debtor, or of the dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the account debtor (and, upon the receipt of any such notice, Borrower promptly shall advise Lender of the event or occurrence in question);

( m) A Commercial Account Receivable as to which the account debtor’s obligation to Borrower is denominated and payable in United States currency;

(n) A Commercial Account Receivable to the extent that it does not consist of Retainage;

(o) A Commercial Account Receivable to the extent that it does not relate to work-in-process or result from or consist of progress billings in excess of the amount permitted by the terms of the applicable contract;

(p) A Commercial Account Receivable that does not arise out of (i) a consignment transaction, (ii) a sale or return agreement, (iii) a transaction in which goods are delivered on a bill-and-hold basis, (iv) a sale with cash-on-delivery terms, (v) a guaranteed sale, or (vi) other sale terms by reason of which the payment by the account debtor is or may be conditional;

(q) A Commercial Account Receivable that is not subject to an agreement providing for Dating of the account debtor’s obligation to pay for the goods or services in question;

(r) A Commercial Account Receivable from a Tier I Account Debtor as to which not more than 25 percent of the total amount owed by such Tier I Account Debtor to Borrower is more than 120 days old (as measured from the date of invoice) or a Commercial Account Receivable from an account debtor other than a Tier I Account Debtor as to which not more than 10 percent of the total amount owed by such account debtor to Borrower is more than 90 days old (as measured from the date of invoice);

(s) A Commercial Account Receivable from a Tier I Account Debtor as to which the total amount owed by such debtor to Borrower does not exceed 25 percent of Borrower’s total Eligible Commercial Accounts Receivable at the time in question or a Commercial Account Receivable from an account debtor other than a Tier I Account Debtor as to which the total amount owed by such debtor to Borrower does not exceed 10 percent of Borrower’s total Eligible Commercial Accounts Receivable at the time in question;

(t) A Commercial Account Receivable as to which the account debtor’s financial condition is acceptable to Lender in its Permitted Discretion; and

(u) A Commercial Account Receivable that is not a Commercial Account Receivable that Lender determines in its Permitted Discretion to be ineligible in whole or in part and has provided Borrower written notice thereof.

Lender’s calculation and determination of Eligible Commercial Accounts Receivable shall be binding and conclusive, absent manifest error.

“Eligible Consumer Finance Accounts Receivable” means all Consumer Finance Accounts Receivable of Borrower meeting all of the following criteria and in which Lender has a valid, perfected first priority security interest:

(v) A Consumer Finance Account Receivable that arose from a bona fide sale of goods by Borrower, or as a result of services performed by Borrower under an enforceable contract, provided that such goods have been shipped to the appropriate account debtor (or the sale otherwise has been consummated), and, in the case of services, the services have been performed for the account debtor in question substantially in accordance with the contract or agreement governing such services;

(w) A Consumer Finance Account Receivable as to which the title of Borrower to the Consumer Finance Account Receivable is absolute and is not subject to any prior assignment, claim, or Lien, other than the Lien created by the Loan Documents and inchoate tax Liens;

(x) A Consumer Finance Account Receivable as to which the amount shown on the books of Borrower is owing to Borrower;

(y) A Consumer Finance Account Receivable to the extent that it is not subject to any reduction, counterclaim, setoff, recoupment, defenses, claims, or any present claim for credits, allowances, or adjustment by the account debtor because of returned, inferior, or damaged goods, unsatisfactory services, claims or defenses under Consumer Protection Laws, or for any other reason, except for customary discounts allowed for prompt payment (provided, however, that at all times Borrower shall reduce the amount of Eligible Consumer Finance Accounts Receivable by the actual amount of credits, offsets, allowances, or adjustments against any Consumer Finance Accounts Receivable outstanding at the time in question that are included in the calculation of Eligible Consumer Finance Accounts Receivable; provided further that Consumer Finance Accounts Receivable subject to such claims may be included in the Borrowing Base after deduction of the amount of such claims);

(z) A Consumer Finance Account Receivable as to which the account debtor is not an Affiliate of Borrower, or an officer, director, or employee of Borrower (or an Affiliate of Borrower);

(aa) A Consumer Finance Account Receivable as to which the account debtor is a Person residing in and a citizen of the United States;

(bb) A Consumer Finance Account Receivable that is not more than 18 months old (as measured from the date of incurrence), or more than 45 days past due under the original terms of such Consumer Finance Account Receivable;

(cc) A Consumer Finance Account Receivable that does not arise out of a contract with, or order from, an account debtor that by its terms forbids or makes the assignment of that Consumer Finance Account Receivable to Lender void or unenforceable;

(dd) A Consumer Finance Account Receivable as to which Borrower has not received any note, trade acceptance, draft, or other negotiable instrument with respect to the goods or services giving rise to the Consumer Finance Account Receivable (and, if any such instrument or chattel paper is received, unless Borrower promptly notifies Lender and, at Lender’s request, endorses or assigns and delivers the same to Lender);

(ee) A Consumer Finance Account Receivable as to which Borrower has not received any notice of the death or insolvency of the account debtor (and, upon the receipt of any such notice, Borrower promptly shall advise Lender of the event or occurrence in question);

(ff) A Consumer Finance Account Receivable as to which the account debtor’s obligation to Borrower is denominated and payable in United States currency;

(gg) A Consumer Finance Account Receivable to the extent that it does not consist of Retainage;

(hh) A Consumer Finance Account Receivable to the extent that it does not result from or consist of billings for goods not delivered or services not performed;

(ii) A Consumer Finance Account Receivable to the extent that it does not relate to work-in-progress result from or consist of progress billings in excess of the amount permitted by the terms of the applicable contract;

(jj) A Consumer Finance Account Receivable from an account creditor whose FICO score is greater than 680; and

(kk) A Consumer Finance Account Receivable that is not a Consumer Finance Accounts Receivable that Lender determines in its Permitted Discretion to be ineligible in whole or in part and has provided Borrower written notice thereof.

Lender’s calculation and determination of Eligible Consumer Finance Accounts Receivable shall be binding and conclusive, absent manifest error.

“Eligible Inventory” means all Inventory of Borrower in which Lender has a valid, perfected first priority security interest, except the following:

(a) Work in progress or works in process;

(b) Inventory located outside the United States;

(c) Inventory that is in transit;

(d) Inventory that consists of parts and components;

(e) Damaged or obsolete Inventory;

(f) Inventory that is not merchantable;

(g) Inventory to the extent of any progress payments, pre-delivery payments, deposits, or other amounts received by Borrower in anticipation of the sale of such Inventory to another Person;

(h) All goods that are leased to or from others by Borrower;

(i) Inventory that is located on premises leased or rented by Borrower, unless (i) Borrower has delivered to Lender a landlord’s lien waiver or subordination in a form satisfactory to Lender in its Permitted Discretion, or (ii) Borrower has established reserves in an amount equal to three months’ rent;

(j) Inventory stored with a bailee or warehouseman, unless (i) Borrower has delivered to Lender a written acknowledgment of such bailee or warehouseman, in a form satisfactory to Lender in its Permitted Discretion, that such Person does not have a Lien in the Inventory in question, or (ii) Borrower has established reserves in an amount equal to three months’ rent or three months of charges from such bailee or warehouseman;

(k) Inventory stored with a consignee, unless Borrower has demonstrated to Lender’s reasonable satisfaction, that Borrower has taken reasonable steps to ensure that the Inventory in question shall not become subject to security interests or claims of creditors of the consignee;

(l) Inventory located at a location owned by Borrower that is subject to a mortgage or deed of trust in favor of a lender other than Lender, unless Borrower has delivered to Lender a mortgagee’s lien waiver or subordination in a form satisfactory to Lender in its Permitted Discretion;

(m) Inventory that is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to Lender with all necessary endorsements, free and clear of all Liens, except those in favor of Lender and inchoate tax Liens; or

(n) Other Inventory that Lender determines in its Permitted Discretion should not be included in the Borrowing Base.

The value of Eligible Inventory shall be determined in accordance with the lower of cost or market method of determining Inventory value. Lender’s calculation and determination of Eligible Inventory shall be binding and conclusive, absent manifest error.

“Environmental Laws” means any and all applicable federal, state, and local environmental, health, or safety statutes, laws, regulations, rules, and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative, and regulatory decrees, judgments, and orders, including common law rulings and determinations, relating to injury to, or the protection of, human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation, and removal of emissions, discharges, releases, or threatened releases of Hazardous Materials into the environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of such Hazardous Materials.

“ERISA” means The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same from time to time may be supplemented or amended and remain in effect.

“Event of Default” has the meaning specified in Section 10.1 of this Agreement.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary to the next  1/100 of 1 percent) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next  1/ 100 of 1 percent) of the quotations for such day for such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Failure” has the meaning specified in Section 8.5 of this Agreement.

“Funded Indebtedness” means, on the measurement date in question, without duplication, (a) Indebtedness for borrowed money, (b) Indebtedness in respect of Capital Leases, (c) all obligations of the Person in question in respect of letters of credit, (d) all other interest-bearing obligations of the Person in question that, in accordance with GAAP, should be included as a liability on the consolidated balance sheet of the Person in question, and (e) all Guaranties executed with respect to any of the obligations described in items (a) through (d) of this definition.

“GAAP” means the generally accepted accounting principles issued by the American Institute of Certified Public Accountants in effect in the United States at the time of application to the provisions of this Agreement.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States, or any state or any foreign country or any political subdivision of any thereof, or any branch, department, agency, instrumentality, court, tribunal, or regulatory authority that constitutes a part of or exercises any sovereign power of any of the foregoing.

“Guaranties” means all guaranties, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), or other contingent or surety liabilities with respect to obligations of others, whether or not reflected on the balance sheet of the Person in question, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well, or otherwise), through the purchase of goods, supplies, or services, or by way of stock purchase, capital contribution, advance, or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

“Hazardous Materials” means any substance (a) the presence of which requires notification, removal, or remediation under any Environmental Law; (b) that is or becomes defined as a “hazardous waste,” “hazardous material,” or “hazardous substance” under any present or future Environmental Law, or amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) and any applicable local statutes and the regulations promulgated thereunder; (c) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or otherwise hazardous and that is or becomes regulated pursuant to any Environmental Law; or (d) without limitation, that contains gasoline, diesel fuel, or other petroleum products, asbestos, or polychlorinated biphenyls.

“Indebtedness” means, with respect to the Person in question, (a) all obligations of such Person for borrowed money or other extensions of credit, whether secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit, and all obligations representing the deferred purchase price of property, (b) all obligations evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations secured by any Lien on property owned or acquired by the Person, (d) that portion of all obligations arising under leases that is required to be capitalized on the balance sheet of the Person, (e) all Guaranties executed by such Person, and (f) all other obligations that, in accordance with GAAP, should be included as a liability in the balance sheet of the Person.

“Interest Period” means, with respect to each LIBOR Rate Loan, the period commencing on the date of the making or continuation of or conversion to such LIBOR Rate Loan and ending one, two, three, or six months thereafter (as Borrower may elect in the applicable Notice of Borrowing or Conversion), provided that:

(a) Any Interest Period (other than an Interest Period determined pursuant to clause (c) below) that otherwise would end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such next succeeding Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) Any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month; and

(c) Any Interest Period that otherwise would end after the Revolving Credit Facility Maturity Date shall end on the Revolving Credit Facility Maturity Date.

“Inventory” means all inventory (as defined in RCW 62A.9A-102(a)(48), or any successor statute) of Borrower.

“Investment” means the purchase or acquisition of any share of Capital Stock, partnership interest, limited liability company interest, evidence of indebtedness, or other equity security of any other Person (including any Subsidiary or Affiliate), any loan, advance, or extension of credit (excluding Accounts arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary or Affiliate), any securities or commodities futures contracts held, any other investment in any other Person (including any Subsidiary or Affiliate), and the making of any commitment or acquisition of any option to make an Investment.

“IP Security Agreements” means the security agreements referenced in Section 5.1 of this Agreement, and includes any amendments, extensions, modifications, renewals, replacements, and restatements thereof.

“Lender” means Bank of the West, and any Successor or permitted assignee thereof.

“Letter of Credit” means a standby or commercial letter of credit in a form acceptable to Lender issued by Lender for the account of Borrower pursuant to Section 3.3 of this Agreement and the Letter of Credit Documents.

“Letter of Credit Documents” has the meaning specified in Section 3.3 of this Agreement, and includes all amendments, extensions, modifications, renewals, replacements, or restatements thereof.

“LIBOR” means the average offered rate for deposits in United States dollars (rounded upwards, if necessary, to the nearest  1/16 of 1 percent) for delivery of such deposits on the first day of an Interest Period, for the number of days in such Interest Period, which appears in Bloomberg British Association LIBOR, or any successor thereto (or such other commercially available reporting service selected by Lender in its reasonable discretion), at or about 11:00 a.m. London time (or such other time that such rate is available to Lender) on the day that is two Business Days preceding the first day of the Interest Period, or the rate for such deposits determined by Lender at such time based on such other published service of general application as shall be selected by Lender for such purpose; provided, that in lieu of determining the rate in the foregoing manner, Lender may determine the rate based on rates offered to Lender for deposits in United States dollars (rounded upwards, if necessary, to the nearest  1/16 of 1 percent) in the London Interbank Eurodollar market at such time for delivery on the first day of the Interest Period for the number of days in such Interest Period.

“LIBOR Rate” means a per annum interest rate (rounded upward, if necessary, to the nearest  1/16 of 1 percent) calculated for the Interest Period of a LIBOR Rate Loan in accordance with the following formula (in each instance determined by Lender in its reasonable discretion):

LIBOR Rate	=	LIBOR
1 – LIBOR Reserve Percentage

Lender’s determination of the LIBOR Rate for any Interest Period shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means any Revolving Loan bearing interest at a rate determined with reference to the LIBOR Rate.

“LIBOR Reserve Percentage” means, for any Interest Period, the aggregate of the maximum reserve percentages (including any basic, marginal, special, emergency, or supplemental reserves), expressed as a decimal, established (or as may be modified or adopted) by the Board of Governors of the Federal Reserve System and any other domestic or foreign banking authority to which Lender is subject with respect to “Eurocurrency Liabilities” (as defined in regulations issued from time to time by the Board of Governors of the Federal Reserve System), or applicable to extensions of credit by Lender, the rate of interest on which is determined with regard to rates applicable to “Eurocurrency Liabilities.” The LIBOR Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Lien” means any mortgage, trust deed, pledge, charge, hypothecation, assignment, deposit arrangement, security interest, attachment, garnishment, execution, encumbrance (including, but not limited to, easements, rights of way, and the like), lien (statutory or other), security agreement, transfer intended as security (including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, or any financing lease having substantially the same economic effect as any of the foregoing), or other voluntary or involuntary lien or charge upon (or affecting the revenues of) any real property or personal property.

“Liquidity” means, as of the end of the calendar quarter in question, the sum of Borrower’s cash and cash equivalents, including cash collateral pledged to Lender pursuant to Section 3.6(a) and Section 3.6(b), as of the last day of such calendar quarter plus the Revolver Availability on the last day of such quarter.

“Loan Documents” means this Agreement, the Note, the Security Agreement, the IP Security Agreements, the Letter of Credit Documents, the Subsidiary Guaranty, any Swap Agreement, the Credit Exposure Documents, any other documents executed by Borrower in favor of Lender (whether before, on, or after the date of this Agreement) in relation to the Revolving Loans, the Letters of Credit or any security for or guaranties of the Revolving Loans or the Letters of Credit evidenced thereby, and any amendments, extensions, modifications, renewals, replacements, and restatements thereof.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, or financial condition of Borrower, (b) a material impairment of the ability of Borrower to pay or perform its obligations under the Loan Documents in accordance with the terms thereof, (c) a material impairment of the Collateral, Lender’s Liens with respect to the Collateral, or the priority of such Liens, or (d) a material impairment of Lender’s rights and remedies under the Loan Documents.

“Non-Cash Secured Election” has the meaning specified in Section 3.6(c) of this Agreement.

“Non-Cash Secured Letters of Credit” means Letters of Credit that are not secured pursuant to Section 3.6(a) of this Agreement after Borrower has received the Non-Cash Secured Election pursuant to Section 3.6(c) of this Agreement.

“Note” means the promissory note referred to in Section 3.2 of this Agreement, and includes any amendments, extensions, modifications, renewals, replacements, and restatements thereof.

“Notice of Borrowing or Conversion” means a notice in form and content satisfactory to Lender in Lender’s reasonable discretion signed by an Authorized Officer and given to Lender to request a Revolving Loan or convert a Revolving Loan.

“Obligations” means all of Borrower’s indebtedness, obligations, and liabilities to Lender arising under or with respect to the Loan Documents, individually or collectively, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, Borrower’s obligations, indebtedness, and liabilities pursuant to the Note and this Agreement.

“One-Month Eurodollar Rate” means, for any day, the rate of interest per annum that is equal to the one month LIBOR rate appearing in Bloomberg British Association LIBOR (or on any successor or substitute thereof) at approximately 11:00 a.m. London time on such day.

“Patriot Act” has the meaning specified in Section 11.12 of this Agreement, and includes any amendments thereof.

“Permitted Discretion” means a determination or judgment made by Lender in good faith in the exercise of its commercially reasonable credit or business judgment from the perspective of a commercial secured lender.

“Permitted Liens” has the meaning specified in Section 9.3 of this Agreement.

“Person” means an individual, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

“Pledge Agreement” means the pledge agreement referenced to in Section 5.2 of this Agreement, and includes any amendments, extensions, modifications, renewals, replacements, and restatements thereof.

“Prime Rate” means the rate of interest publicly announced from time to time by Lender as its “prime rate,” or “reference rate.” The Prime Rate is not necessarily the lowest rate of interest that Lender charges or collects from any borrower, or class of borrowers. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Quarterly Compliance Certificate” has the meaning specified in Section 7.10(f) of this Agreement.

“Restricted Payment” means any dividend, distribution, or other similar payment (whether in cash or property) by Borrower, and any purchase, redemption, retirement, or other acquisition for value of any capital stock or other ownership interests of Borrower, whether now or hereafter outstanding, or of any options, warrants, or similar rights to purchase such capital stock or other ownership interests, or any security convertible into or exchangeable for such capital stock or other ownership interests.

“Retainage” means that portion of the purchase price of goods sold or services provided by Borrower that the buyer thereof is not obligated to pay to Borrower until the end of a specified period of time following the satisfactory performance by Borrower under the agreement governing the transaction in question.

“Revolver Availability” means, at any time in question, the lesser of (a) $15,000,000 and (b) the Borrowing Base at the time in question, in either case with such lesser amount reduced by the sum of (x) the aggregate principal amount of Revolving Loans outstanding on such date and (y) the aggregate amount of Letters of Credit outstanding on such date.

“Revolving Credit Facility” has the meaning specified in Section 3.1 of this Agreement.

“Revolving Credit Facility Maturity Date” has the meaning specified in Section 3.14 of this Agreement.

“Revolving Loans” means amounts borrowed by Borrower under the Revolving Credit Facility, which shall be either Base Rate Loans, LIBOR Rate Loans, or Applicable Floating Rate Loans.

“SEC” means the Securities and Exchange Commission.

“Security Agreement” means the security agreement referred to in Section 5.1 of this Agreement, and includes any amendments, extensions, modifications, renewals, replacements, and restatements thereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person, taken as a going concern, is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person, taken as a going concern, is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any corporation, association, limited liability company, joint stock company, business trust, or other similar organization of which 50 percent or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by Borrower; or any other such organization the management of which is directly or indirectly controlled by Borrower through the exercise of voting power or otherwise; or any joint venture or partnership in which Borrower has a 50 percent or greater ownership interest.

“Successor” means, for any corporation, limited liability company, or banking association, any successor by merger or consolidation, or by acquisition of substantially all of the stock, membership interests, or assets of the predecessor.

“Swap Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, or similar agreement or arrangement between Borrower and Lender or an Affiliate of Lender.

“Tax” or “Taxes” means any tax, assessment, duty, levy, or other charge imposed by any Governmental Authority on any property, revenue, income, or franchise of any Person, and any interest or penalty with respect to any of the foregoing.

“Testing Date” means March 31, 2010, and the last day of each calendar quarter thereafter.

“Tier I Account Debtors” means Dick’s Sporting Goods, The Sports Authority, Amazon, Sears, Wal-Mart, Sam’s Club, or Costco. Lender may, in its Permitted Discretion, remove account debtors of Borrower from the definition of Tier I Account Debtors upon notice to Borrower. Account debtors of Borrower may be added to the definition of Tier I Account Debtors upon written request from Borrower to Lender and approval of such account debtors by Lender in its Permitted Discretion.

“Unused Commitment Amount” has the meaning specified in Section 3.12 of this Agreement.

“Unused Commitment Fee” has the meaning specified in Section 3.12 of this Agreement.

“Unused Commitment Fee Margin” means 30 Basis Points from the Closing Date to (but not including) the first Adjustment Date. Thereafter, the Unused Commitment Fee Margin shall be determined by measuring the Revolver Availability as of the end of a calendar quarter and determining which fee level in the table below is applicable to the Revolver Availability at the time in question:

Revolver Availability	Unused Commitment Fee
$0.00 to $4,000,000.00	35 Basis Points
$4,000,000.01 to $8,000,000.00	30 Basis Points
$8,000,000.01 to $12,000,000.00	25 Basis Points
$12,000,000.01 and above	20 Basis Points

Changes in the Unused Commitment Fee Margin (if any) shall become effective on the corresponding Adjustment Date. If Borrower does not timely provide Lender with the Quarterly Compliance Certificate pursuant to Section 7.10(f) of this Agreement, Lender, at its option, may designate the Unused Commitment Fee Margin as 35 Basis Points until such time as such Quarterly Compliance Certificate is delivered.

“Voting Stock” means Capital Stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of a contingency.

Section 1.2 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.3 Rules of Construction. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement, (c) all references in this Agreement to Articles, Sections, Exhibits, and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (d) any reference to any law or regulation in this Agreement shall, unless otherwise specified, refer to such law or regulation as amended, modified, or supplemented from time to time, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights, (f) the use of the word “or” is not exclusive, and (g) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

Section 1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Section 1.6 References to Agreements. Unless otherwise expressly provided herein, definitions of or references to organizational documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document.

Section 1.7 Incorporation of Recitals. The Recitals to this Agreement hereby are incorporated into and constitute a part of this Agreement.

ARTICLE II

CONDITIONS OF LENDING

Section 2.1 Conditions Precedent. Lender’s agreements, obligations, and commitments under this Agreement (including, but not limited to, Lender’s agreement to make the initial advance under the Revolving Credit Facility) are subject to fulfillment, or waiver by Lender, of each of the following conditions on or before the Closing Date:

(a) Lender shall have received the following agreements, documents, certificates, and opinions in form and substance satisfactory to Lender and, where applicable, duly executed and delivered by the parties thereto:

(i) This Agreement;

(ii) The Note;

(iii) The Pledge Agreement;

(iv) The Security Agreement;

(v) The IP Security Agreements;

(vi) Certificates of insurance or insurance binders evidencing compliance with Section 7.8 of this Agreement and the applicable provisions of the Security Agreement;

(vii) A certificate of the Secretary of Borrower with respect to resolutions of the directors of Borrower authorizing the execution and delivery of the Loan Documents and identifying the responsible Person authorized to execute, deliver, and take all other actions required under this Agreement and the other Loan Documents on behalf of Borrower, and providing specimen signatures of each such Person;

(viii) The articles of incorporation of Borrower and all amendments and supplements thereto, as filed in the office of the Washington Secretary of State, certified by the Washington Secretary of State as being a true and correct copy thereof;

(ix) The by-laws of Borrower and all amendments and supplements thereto, certified by the Secretary of Borrower as being a true and correct copy thereof;

(x) A certificate of the Washington Secretary of State as to the legal existence and status of Borrower in such state dated within 30 days of the Closing Date;

(xi) An opinion of counsel for Borrower as to the validity and enforceability of the Loan Documents and such other matters as required by Lender or its counsel (which opinion shall be in form and content satisfactory to Lender); and

(b) All necessary filings and recordings against the Collateral required to be performed in order to create and perfect Lender’s first priority lien therein shall have been completed (which shall include termination of any existing financing statements with respect to the assets of Borrower);

(c) Borrower shall have paid (or are irrevocably committed to pay) Lender the fees owed pursuant to Section 3.9 of this Agreement;

(d) Borrower shall have reimbursed (or irrevocably committed to reimburse) Lender for reasonable out-of-pocket attorney fees and costs incurred by Lender in connection with the inspection of the Collateral and the negotiation and preparation of this Agreement and the other Loan Documents through the Closing Date;

(e) No litigation, arbitration, proceeding, or investigation shall be pending or threatened that (i) questions the validity or legality of the transactions contemplated by any Loan Document, or seeks a restraining order, injunction, or damages in connection therewith, or (ii) in the reasonable judgment of Lender, reasonably could be expected to have a Material Adverse Effect;

(f) As of the date of this Agreement, no Default or Event of Default exists (or would result from the initial advance under the Revolving Credit Facility);

(g) A third-party examiner acceptable to Lender shall have performed an examination, and Lender shall have approved such examination, of Borrower’s Accounts and Borrower’s Inventory;

(h) There shall have been no Material Adverse Effect since September 30, 2009; and

(i) Lender shall have received such other statements, opinions, certificates, documents, and information with respect to the matters contemplated by this Agreement as Lender may request in Lender’s reasonable discretion.

If all of the above-referenced conditions are satisfied by the Closing Date, the Loan Documents and Lender’s obligations under this Agreement in respect of the Revolving Loans and Letters of Credit shall become effective. If any of the above-referenced conditions precedent are not satisfied by the Closing Date, and such conditions are not waived or deferred (in writing) by Lender (in its sole and absolute discretion), Lender shall have no commitment or obligation to enter into this Agreement, or to make any Revolving Loans or issue any Letters of Credit.

Section 2.2 Conditions to Revolving Loans and Issuance of Letters of Credit. The following conditions must be satisfied (or waived or otherwise met) before Borrower shall be entitled to Revolving Loans or Letters of Credit under this Agreement after the Closing Date:

(a) No Default or Event of Default shall have occurred and be continuing;

(b) No Default or Event of Default exists or shall result from the Revolving Loan or Letter of Credit requested by Borrower;

(c) All of the Loan Documents shall be in full force and effect in all material respects;

(d) Each of the representations and warranties contained in Article VI of this Agreement shall be true and correct in all material respects except for representations and warranties which speak as of the Closing Date, with such exceptions as may be acceptable to Lender in the reasonable exercise of its judgment; and

(e) Borrower shall be in compliance in all material respects with all of the covenants set forth in Article VII, Article VIII, and Article IX of this Agreement, with such exceptions as may be acceptable to Lender.

In addition to the foregoing conditions, Borrower must be in compliance with the financial covenants set forth in Section 8.1, Section 8.2, Section 8.3 and Section 8.4 of this Agreement for the period covered by the most recent Quarterly Compliance Certificate or Annual Compliance Certificate delivered to Lender as of the date of a request for a Revolving Loan before Borrower shall be entitled to such Revolving Loan.

In addition to the foregoing conditions, Borrower must (x) deliver to Lender a written report in the form attached as Exhibit B hereto identifying Borrower’s performance with respect to the financial covenants set forth in Section 8.1, Section 8.2, Section 8.3 and Section 8.4 of this Agreement as of December 31, 2009, which report shall be in a form satisfactory to Lender in its Permitted Discretion, shall include reasonable detail regarding the manner in which the financial covenants were calculated, and shall be accompanied by a certificate of an Authorized Officer that the calculation of each of the financial covenants is true and correct in all material respects, (y) deliver to Lender lien searches acceptable to Lender in its Permitted Discretion on all of Borrower’s intellectual property, and (z) deliver to Lender a written report in a form satisfactory to Lender (in Lender’s Permitted Discretion) identifying the amount of the Borrowing Base as of month-ended January 31, 2010, before Borrower shall be entitled to the first Revolving Loan and shall deliver such report in the form of Exhibit B and lien searches within 30 days after the Closing Date, and shall deliver such Borrowing Base report within five Business Days after the

Closing Date, even if Borrower shall not request a Revolving Loan prior to such date. In addition, if such liens searches show that Borrower’s intellectual property is subject to liens other than Permitted Liens, Borrower shall remove such liens before Borrower shall be entitled to the first Revolving Loan.

Each request for a Revolving Loan or a Letter of Credit under this Agreement shall constitute a representation and warranty by Borrower that all of the foregoing conditions have been satisfied.

ARTICLE III

THE REVOLVING CREDIT FACILITY

Section 3.1 The Revolving Credit Facility Commitment. Upon satisfaction of the conditions precedent specified in Section 2.1 and Section 2.2 of this Agreement (as applicable), and subject to the terms and conditions of this Agreement, Lender agrees to make Revolving Loans to Borrower and issue Letters of Credit for the account of Borrower. Subject to the terms and conditions of this Agreement, Lender’s maximum commitment in respect to Revolving Loans and Letters of Credit in respect of the credit facility described in the preceding sentence (which credit facility is referred to in this Agreement as the “Revolving Credit Facility”) is $15,000,000.

Section 3.2 The Note. Contemporaneously with the execution of this Agreement, Borrower shall execute and deliver to Lender a promissory note (the “Note”) in form and content satisfactory to Lender in its Permitted Discretion. The Revolving Loans extended to Borrower pursuant to the Revolving Credit Facility shall be evidenced by and repaid by Borrower in accordance with the Note and this Agreement.

Section 3.3 The Letter of Credit Subfacility. Pursuant to the terms and conditions of this Agreement and any other applications, documents, or agreements from Borrower to Lender related to the Letters of Credit (the “Letter of Credit Documents”), Lender shall issue Letters of Credit up to an aggregate amount outstanding at any time of $10,000,000 for the account of Borrower (which Letters of Credit shall be part of (and not in addition to) Lender’s commitment in respect of the Revolving Credit Facility). Each Letter of Credit outstanding on or after the date of this Agreement shall be deemed to be an advance under the Revolving Credit Facility in an amount equal to the maximum amount of the Letter of Credit (as such maximum amount is determined in accordance with this Section 3.3). Lender shall not be obligated to issue any Letters of Credit on or after the Revolving Credit Facility Maturity Date. Furthermore, Lender shall not be required to issue any Letter of Credit with a maturity date after the Revolving Credit Facility Maturity Date. The amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms, or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time in question. Borrower agrees that it shall execute any documents that Lender in its Permitted Discretion requires Borrower to execute in relation to the Letters of Credit. Within the foregoing limits, and subject to the terms and conditions of this Agreement,

Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly, Borrower may obtain Letters of Credit to replace Letters of Credit that have expired, or that have been drawn upon and reimbursed.

Section 3.4 Letter of Credit Fees. Borrower shall pay Lender a fee (the “Letter of Credit Fee”) (a) with respect to each Cash Secured Letter of Credit equal to 2 percent per annum multiplied by the maximum amount available to be drawn under such Cash Secured Letter of Credit (which fee shall be prorated to take into account the fact that this fee is paid quarterly by Borrower) and (b) with respect to each Non-Cash Secured Letter of Credit equal to the Applicable Margin for LIBOR Rate Loans multiplied by the maximum amount available to be drawn under such Non-Cash Secured Letter of Credit (which fee shall be prorated to take into account the fact that this fee is paid quarterly by Borrower). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be the maximum amount determined in accordance with Section 3.3. The Letter of Credit Fees shall be computed on a quarterly basis in arrears. The Letter of Credit Fees shall be due and payable by Borrower on the first Business Day of each calendar quarter, on the expiration date of the Letter of Credit in question, and, thereafter, on demand by Lender. Notwithstanding anything to the contrary contained in this Agreement, while any Event of Default exists, all Letter of Credit Fees shall accrue at an additional 3 percent. Borrower shall also pay to Lender the customary presentation fees, amendment fees, and other processing fees, and other standard costs and charges, of Lender relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable by Borrower to Lender promptly on demand and are not refundable.

Section 3.5 Reimbursement Obligation of Borrower. Borrower hereby agrees to reimburse or pay to Lender with respect to each Letter of Credit on each date that any draft presented under any Letter of Credit is honored by Lender (or Lender otherwise makes payment with respect thereto), the following amounts:

(a) the amount paid by Lender under or with respect to such Letter of Credit, and

(b) the amount of any Taxes, fees, charges, or other costs and expenses incurred by Lender in connection with any payment made by Lender under, or with respect to, such Letter of Credit.

Borrower may use the proceeds of Revolving Loans to make a payment owed pursuant to this Section 3.5, provided Borrower is entitled to such a loan hereunder at the time in question. Interest on any and all amounts remaining unpaid by Borrower under this Section 3.5 at any time from the date such amounts become due and payable, until payment in full, shall be payable by Borrower to Lender on demand at the Default Rate for Base Rate Loans.

Section 3.6 Cash Collateral for Letters of Credit and Credit Exposure Reserve.

(a) Prior to the Borrower making the Non-Cash Secured Election, Borrower shall provide cash collateral to Lender prior to, and as a condition precedent to, the issuance of any Letter of Credit in an amount equal to 105 percent of the maximum amount of such Letter of Credit determined in accordance with Section 3.3. Borrower hereby grants Lender a security interest in such cash collateral to secure Borrower’s reimbursement obligations in respect of such Letter of Credit. Borrower agrees to execute any documents required by Lender to evidence or perfect Lender’s security interest in such cash collateral. Such cash collateral shall be held by Lender in a bank-controlled deposit account and Borrower shall have no right to withdraw or access such cash collateral so long as the applicable Letter of Credit is outstanding. Lender shall have the right to debit such account upon a drawing under such Letter of Credit.

(b) Borrower shall, on the Closing Date and at all times thereafter, maintain with Lender cash collateral in an amount equal to the Credit Exposure Reserve. Borrower hereby grants Lender a security interest in such cash collateral to secure payment and performance of all of the Obligations. Borrower agrees to execute any documents required by Lender to evidence or perfect Lender’s security interest in such cash collateral. Such cash collateral shall be held by Lender in a bank-controlled deposit account. Borrower shall deposit additional cash collateral with Lender within three Business Days of receipt of written notice from Lender that the Credit Exposure Reserve has increased. Borrower shall have no right to withdraw or access such cash collateral. This requirement is in addition to Borrower’s obligations to deposit cash collateral with Lender pursuant to Section 3.6(a).

(c) Borrower shall be entitled to obtain Letters of Credit without complying with the requirements of Section 3.6(a) provided that (i) no Default or Event of Default exists, (ii) Borrower is in compliance with Section 8.1, Section 8.2, Section 8.3 and Section 8.4 of this Agreement for the period covered by the most recent Quarterly Compliance Certificate or Annual Compliance Certificate delivered to Lender (as applicable) and (iii) Borrower provides written notice to Lender (the “Non-Cash Secured Election”) of its irrevocable election to obtain Letters of Credit without complying with the requirements of Section 3.6(a). After receipt by Lender of the Non-Cash Secured Election, Section 8.5 of this Agreement shall have no further force or effect and any Financial Covenant Failure shall constitute an Event of Default. Within 30 days after receipt by Lender of the Non-Cash Secured Election, Lender shall distribute all cash pledged by Borrower pursuant to Section 3.6(a) as directed by Borrower.

Section 3.7 Permitted Use of Funds. Borrower shall use proceeds of the Revolving Credit Facility for general corporate purposes in the ordinary course of business.

Section 3.8 Limitation on Amount Outstanding. The maximum principal amount of credit that may be outstanding to Borrower under the Revolving Credit Facility at any time (including any outstanding Letters of Credit) is the lesser of (a) $15,000,000, and (b) the Borrowing Base at the time in question. If the total principal amount outstanding under the Revolving Credit Facility at any time (including any outstanding Letters of Credit) exceeds the lesser of the amounts specified in the preceding sentence, Borrower within three Business Days of the date Lender notifies Borrower of such situation shall pay Lender such excess amount (and Borrower’s failure to make such payment shall constitute an Event of Default under Section 10.1(a) of this Agreement).

Section 3.9 The Revolving Credit Facility Commitment Fee. On the Closing Date, Borrower shall pay Lender a fee of $52,500 in consideration of Lender’s commitment to extend the Revolving Credit Facility to Borrower on the basis set forth in this Agreement. Such fee shall be fully earned when paid, non-refundable, and shall not apply as a payment toward principal or interest.

Section 3.10 Available Interest Rates on the Revolving Credit Facility. Borrower hereby acknowledges and agrees that interest shall accrue (and shall be paid by Borrower as more particularly specified below) on Revolving Loans extended to Borrower under the Revolving Credit Facility at the LIBOR Rate plus the Applicable Margin, the Base Rate plus the Applicable Margin, or the Applicable Floating Rate plus the Applicable Margin (as selected by Borrower pursuant to Section 4.5 of this Agreement).

Section 3.11 Revolving Loan Interest Payments. Borrower shall pay Lender interest that accrues on Revolving Loans at the times specified in Section 4.2 of this Agreement.

Section 3.12 The Unused Commitment Fee. On the first Business Day of April, 2010, and the first Business Day of each third month thereafter, and on the Revolving Credit Facility Maturity Date, Borrower shall pay Lender a fee (the “Unused Commitment Fee”) equal to the Unused Commitment Amount for the immediately preceding three-month period (or portion thereof) multiplied by the Unused Commitment Fee Margin (which fee shall be prorated to take into account the fact that this fee is paid quarterly by Borrower). As used in this Agreement, the term “Unused Commitment Amount” means the average of the difference on each day in the immediately preceding three-month period (or, in the case of the fee payable on the Revolving Credit Facility Maturity Date, on each day after the end of the prior three-month period for which the Unused Commitment Fee was due hereunder through the Revolving Credit Facility Maturity Date) between (a) $15,000,000 and (b) the aggregate principal amount of Revolving Loans and Letters of Credit outstanding.

Section 3.13 Revolving Nature of the Revolving Credit Facility. The Revolving Credit Facility is a revolving credit facility. Therefore, subject to the terms and conditions of this Agreement, Borrower may pay, repay, and re-borrow amounts under that credit facility.

Section 3.14 Maturity Date of the Revolving Credit Facility. On the earlier of (a) August 31, 2012, or (b) acceleration of the Obligations following an Event of Default, if any, under this Agreement, Lender’s commitment to extend credit (including Letters of Credit) to Borrower pursuant to the Revolving Credit Facility shall terminate. The earlier of the dates specified in the preceding sentence of this Agreement is referred to in this Agreement as the “Revolving Credit Facility Maturity Date.” On the Revolving Credit Facility Maturity Date, Borrower shall be obligated to pay Lender the entire balance of principal, accrued interest and Unused Commitment Fee owed pursuant to the Note, this Agreement, and the other Loan Documents (including Letter of Credit Documents) (together with any fees and costs owed thereunder or hereunder).

Section 3.15 No Borrowing During Pendency of an Event of Default. Borrower shall not be entitled to borrow (or obtain a Letter of Credit) under the Revolving Credit Facility at any time that a Default or an Event of Default exists.

Section 3.16 Cash Collateral After the Revolving Credit Facility Maturity Date. If any Non-Cash Secured Letter of Credit remains outstanding on or after the Revolving Credit

Facility Maturity Date, Borrower shall provide cash collateral to Lender on or before the Revolving Credit Facility Maturity Date (and, if required by Lender, shall grant a security interest in such cash collateral in favor of Lender in accordance with the requirements of Section 3.6(a)) in an amount equal to 105 percent of the aggregate undrawn face amount of such outstanding Non-Cash Secured Letters of Credit and such cash collateral shall secure Borrower’s continuing obligations in respect of such outstanding Letters of Credit.

ARTICLE IV

TERMS RELATING GENERALLY TO PAYMENTS AND INTEREST RATES

Section 4.1 Computation of Interest and Fees. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin. Each Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at the Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Base Rate. Each Revolving Loan that is an Applicable Floating Rate Loan shall bear interest on the outstanding principal amount thereof at the Applicable Floating Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Applicable Floating Rate. Interest payable by Borrower under this Agreement shall be computed daily on the basis of a year of 360 days and shall be paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement or the Note becomes due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day (subject to the definition of the term Interest Period), and such extension shall be included in computing interest in connection with such payment.

Section 4.2 Payment of Interest. Borrower shall pay Lender interest accrued on Base Rate Loans and Applicable Floating Rate Loans monthly in arrears on the first Business Day of each calendar month, commencing April 1, 2010. Except as specified in the following sentence, Borrower shall pay Lender interest accrued on LIBOR Rate Loans on the last day of the Interest Period for each such LIBOR Rate Loan. Notwithstanding the foregoing, if Borrower selects an Interest Period of six months with respect to any LIBOR Rate Loan, Borrower shall pay Lender interest accrued on the principal amount of such LIBOR Rate Loan on the last day of the third month of such Interest Period and on the last day of the Interest Period for such LIBOR Rate Loan.

Section 4.3 Default Rate of Interest. Following the occurrence of an Event of Default and during the continuance thereof, interest shall accrue, at Lender’s option and upon notice to Borrower, (and shall be payable by Borrower) on the principal balances outstanding under the Note at the Default Rate.

Section 4.4 Limitations on Amounts of LIBOR Rate Loans. Borrower shall not request a LIBOR Rate Loan for less than a minimum of $500,000 in principal amount. Borrower shall not be entitled to have more than five LIBOR Rate Loans outstanding at any time.

Section 4.5 Notice of Borrowing or Conversion of Revolving Loans. Whenever Borrower desires to obtain a Revolving Loan under this Agreement or to convert an outstanding Revolving Loan to another interest rate option hereunder, Borrower shall give Lender a written Notice of Borrowing or Conversion (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which notice shall be irrevocable and which must be received no later than 1:00 p.m. on the date (a) one Business Day before the day on which the requested Revolving Loan is to be made as or converted to a Base Rate Loan or Applicable Floating Rate Loan, and (b) two Business Days before the day on which the requested Revolving Loan is to be made or converted to a LIBOR Rate Loan. Such Notice of Borrowing or Conversion shall specify (x) the effective date and amount of each Revolving Loan requested to be made or converted, (y) the interest rate option requested to be applicable thereto, and (z) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term Interest Period). If any Notice of Borrowing or Conversion fails to specify the interest rate option applicable to the requested Revolving Loan (or the amount to be converted), then Borrower shall be deemed to have requested a Base Rate Loan. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested LIBOR Rate Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration, and Lender promptly shall notify Borrower of such selection. If Lender receives a Notice of Borrowing or Conversion after the time specified in the first sentence of this Section 4.5, such Notice of Borrowing or Conversion shall not be effective unless Lender notifies Borrower of its intent to comply with such Notice of Borrowing or Conversion. If Lender does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding LIBOR Rate Loan prior to the end of the Interest Period of such LIBOR Rate Loan, Borrower shall be deemed to have elected to convert such outstanding LIBOR Rate Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect to the LIBOR Rate Loan in question. If the written confirmation of any telephonic notification differs in any material respect from Lender’s record of the telephonic notification, the records of Lender shall control, absent manifest error. Borrower agrees that Lender shall have no obligation to verify the identity of any person making any request pursuant to this Section, and Borrower assumes all risks of the validity and authorization of such requests. If Borrower and Lender enter into any cash management, treasury management or other agreement that provides that the payment of checks and other items drawn on an account of Borrower that does not have sufficient funds at the time of drawing are deemed to be advances of a Revolving Loan, such Revolving Loans shall be Base Rate Loans.

Section 4.6 Advances of Loan Proceeds. Lender shall cause proceeds of the Revolving Loans requested by Borrower to which Borrower is entitled under the terms of this Agreement to be disbursed as directed by Borrower.

Section 4.7 No LIBOR Rate Loans or Applicable Floating Rate Loans When Default Exists. Notwithstanding any contrary provisions of this Agreement, and without limiting any other rights of Lender, if a Default or an Event of Default has occurred and is continuing, at Lender’s election, (a) Borrower may not select a LIBOR Rate Loan or an Applicable Floating Rate Loan, (b) Borrower may not convert any Revolving Loan to a LIBOR Rate Loan or an Applicable Floating Rate Loan, and (c) no LIBOR Rate Loan may be continued as a LIBOR Rate Loan for a new Interest Period. If a Default or an Event of Default has occurred and is continuing, at Lender’s election, each LIBOR Rate Loan shall convert to a Base Rate Loan at the expiration of the applicable Interest Period and, at Lender’s election, all Applicable Floating Rate Loans will be converted to Base Rate Loans.

Section 4.8 Conversion of Loans. Upon the terms and subject to the conditions of this Agreement, Borrower may convert all or any part of any outstanding Base Rate Loan, Applicable Floating Rate Loan, or LIBOR Rate Loan into another Revolving Loan on any Business Day (which, in the case of a conversion of an outstanding LIBOR Rate Loan shall be the last day of the Interest Period applicable to such LIBOR Rate Loan). Borrower shall give Lender prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 4.5 of this Agreement.

Section 4.9 Lender’s Note Records. Borrower irrevocably authorizes Lender to make or cause to be made, at or about the time of any Revolving Loan, or at the time of receipt of any payment of principal or interest on the Note, an appropriate notation in Lender’s records reflecting (as the case may be) the making of such Revolving Loan or the receipt of such payment. The outstanding amount of the Revolving Loans set forth in the records of Lender shall be prima facie evidence, absent manifest error, of the amount of principal and interest owing and unpaid to Lender pursuant to the Note. Notwithstanding the foregoing, the failure of Lender to record (or any error in so recording) the amount of any Revolving Loan or payment in Lender’s records shall not limit or otherwise affect the obligations of Borrower under this Agreement (or the Note) to make payments of principal of or interest thereunder when due.

Section 4.10 Voluntary Prepayments. LIBOR Rate Loans may not be prepaid in whole or in part (unless contemporaneously with or promptly after any prepayment thereof Borrower pay Lender all amounts owed pursuant to Section 4.12 of this Agreement). Base Rate Loans and Applicable Floating Rate Loans may be prepaid at any time, without any premium or prepayment charge.

Section 4.11 Method of Payments. All payments of principal of and interest by Borrower in respect of amounts due by Borrower under this Agreement shall be made by Borrower to Lender at Lender’s Portland, Oregon, office (or at such other location that Lender may from time to time designate), in each case in immediately available funds denominated in United States dollars. All payments by Borrower under this Agreement and under any of the other Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, unless Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by Borrower under this Agreement or under any of the other Loan Documents, Borrower shall pay to Lender such additional amount in United States dollars as shall be necessary to enable Lender to receive the same net amount that Lender would have received on such due date had no such obligation been imposed upon Borrower. Borrower promptly shall deliver to Lender certificates or other valid vouchers or evidence of payment satisfactory to Lender in Lender’s reasonable discretion for all taxes or other charges deducted from or paid with respect to payments made by Borrower under this Agreement or under such other Loan Document. Borrower hereby authorizes Lender to debit Borrower’s operating account at Lender to make the payments then due and payable by Borrower pursuant to this Agreement. Lender plans to implement procedures that will automatically result in a debit or other draft on the above-referenced account to collect the payments owed by Borrower pursuant to this Agreement and the Note. Notwithstanding the provisions of the preceding sentence, Borrower hereby acknowledges and agrees that Lender’s failure to debit the above-referenced account to collect a payment owed pursuant to this Agreement and the Note shall not relieve Borrower of Borrower’s obligation to make the payment in question.

Section 4.12 LIBOR Indemnity. If Borrower for any reason makes any payment of principal with respect to any LIBOR Rate Loan on any day other than the last day of an Interest Period applicable to such LIBOR Rate Loan, or fails to borrow or continue or convert to a LIBOR Rate Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 4.5 of this Agreement, or fails to prepay a LIBOR Rate Loan after having given notice thereof, Borrower shall pay to Lender any amount required to compensate Lender for any additional losses, costs, or expenses that Lender reasonably may incur as a result of such payment or failure (calculated in accordance with Lender’s standard practice at the time in question), including, without limitation, any loss (including loss of anticipated profits), costs, or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by Lender to fund or maintain such LIBOR Rate Loan. Borrower shall pay such amount upon presentation by Lender of a statement setting forth the amount and Lender’s calculation thereof in reasonable detail, which statement shall be deemed true and correct, absent manifest error.

Section 4.13 Changed Circumstances. Notwithstanding any other provision of this Agreement, in the event that:

(a) On any date on which the LIBOR Rate or the Applicable Floating Rate otherwise would be set Lender shall determine in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the LIBOR Rate or the Applicable Floating Rate, or

(b) At any time Lender shall determine in good faith (which determination shall be final and conclusive) that:

(i) The making or continuation of or conversion of any loan to a LIBOR Rate Loan or an Applicable Floating Rate Loan has been made impracticable or unlawful by (a) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market, or (b) compliance by Lender in good faith with any applicable law or governmental regulation, guideline, or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

(ii) The LIBOR Rate or the Applicable Floating Rate no longer shall represent the effective cost to Lender for United States dollar deposits in the interbank market for deposits in which Lender regularly participates;

then, and in any such event, Lender promptly shall notify Borrower thereof. Until Lender notifies Borrower that the circumstances giving rise to such notice no longer apply, the obligation of Lender to allow selection by Borrower of LIBOR Rate Loans or Applicable Floating Rate Loans affected by the contingencies described in this Section 4.13 shall be suspended. If, at the time Lender so notifies Borrower, Borrower previously has given Lender a Notice of Borrowing or Conversion with respect to one or more LIBOR Rate Loans or Applicable Floating Rate Loans but such Revolving Loans have not yet gone into effect, such notification shall be deemed to be a request for a Base Rate Loan.

Section 4.14 Prepayment Due to Illegality. In the event of a determination of illegality pursuant to Section 4.13 of this Agreement with respect to the outstanding affected LIBOR Rate Loans or Applicable Floating Rate Loans, Borrower shall prepay the same, together with interest thereon and any amount due pursuant to Section 4.12, if any, of this Agreement, on such date as shall be specified in Lender’s notice to Borrower (which shall not be earlier than the date such notice is given), unless Lender is permitted to maintain such Revolving Loans as LIBOR Rate Loans until the end of each then-applicable Interest Period. Unless otherwise agreed by Borrower and Lender, any payment required in accordance with the preceding sentence shall (subject to the terms and conditions of this Agreement) be made automatically with a Base Rate Loan.

ARTICLE V

COLLATERAL FOR BORROWER’S OBLIGATIONS

Section 5.1 Execution by Borrower of the Security Agreement and the IP Security Agreements. Contemporaneously with the execution of this Agreement, Borrower shall execute and deliver to Lender a security agreement (the “Security Agreement”) in form and content satisfactory to Lender. The Security Agreement shall grant Lender a security interest in the Collateral to secure payment of the Obligations. In addition, contemporaneously with the execution of this Agreement, Borrower shall execute and deliver to Lender security agreements (the “IP Security Agreements”) in form and substance satisfactory to Lender in its Permitted Discretion. The IP Security Agreements shall grant Lender a security interest in all existing and after-acquired intellectual property of Borrower to secure payment of the Obligations.

Section 5.2 Execution by Borrower of the Pledge Agreement. Contemporaneously with the execution of this Agreement, Borrower shall execute and deliver to Lender a pledge agreement (the “Pledge Agreement”) in form and content satisfactory to Lender. The Pledge Agreement shall grant Lender a security interest and lien in 65 percent of the Capital Stock of Nautilus Fitness Canada Ltd. to secure payment of the Obligations.

Section 5.3 Right of Setoff. In addition to any rights now or hereafter granted under this Agreement, applicable law, or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, Borrower hereby authorizes Lender at any time, or from time to time, without presentment, demand, protest, or other notice of any kind to Borrower or to any other Person, any such notice being hereby expressly waived, to set off, and grants to Lender a security interest in and a lien on, any Indebtedness at any time held or owing by Lender to or for the credit or the account of Borrower, including, without limitation, all depository account balances, cash and any other property of Borrower now or hereafter in the possession of Lender, against and on account of the Obligations and liabilities of Borrower to Lender, irrespective of whether the Obligations have matured and/or Lender may refuse to allow withdrawals from any such account.

Section 5.4 Other Documents. Borrower hereby agrees that until Borrower satisfies the Obligations in full and Lender has no further commitment to make Revolving Loans or issue Letters of Credit for the account of Borrower, Borrower shall promptly execute and deliver to Lender all documents deemed necessary or desirable by Lender in its Permitted Discretion to create, evidence, perfect, or continue Lender’s security interests in the Collateral. In addition, Borrower hereby authorizes Lender to file such financing statements or other documents, and to take such other actions, that Lender believes in its Permitted Discretion need to be filed or taken in order to create, evidence, perfect, or continue Lender’s security interests in the Collateral.

Section 5.5 Appraisals and Collateral Examinations. Lender shall require examinations of the Collateral annually. The examinations shall be conducted by a third-party examiner acceptable to Lender in its Permitted Discretion. Borrower hereby agrees to cooperate to facilitate such examinations of the Collateral. Borrower acknowledges and agrees that it shall pay for the reasonable cost of the annual examinations of the Collateral conducted on behalf of Lender, or any other inspection, examination, or appraisal of the Collateral obtained by Lender at any time that an Event of Default exists hereunder (which payments shall be made in accordance with Section 7.11 of this Agreement).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 6.1 Existence and Power of Borrower. Borrower is a corporation duly organized and existing under the laws of the state of Washington and is qualified to do business in each jurisdiction where the failure to be so qualified could be reasonably likely to result in a Material Adverse Effect. Borrower has full power, authority, and legal right to carry on Borrower’s businesses as presently conducted, to own and operate Borrower’s properties and assets, and to execute, deliver, and perform this Agreement and the other Loan Documents.

Section 6.2 Authorization by Borrower. The execution, delivery, and performance by Borrower of this Agreement, the Note, and the other Loan Documents, and any borrowing under this Agreement, have been duly authorized by all necessary corporate action of Borrower, does not require shareholder approval, or the approval or consent of any trustee or the holders of any Indebtedness of Borrower, does not contravene any law, regulation, rule, or order binding on Borrower, or any of Borrower’s organizational documents, and do not contravene the provisions of or constitute a default under any indenture, mortgage, material contract, or other material agreement or instrument to which Borrower is a party, or by which Borrower (or any of its properties) may be bound or affected, except as has been disclosed to Lender in writing.

Section 6.3 Government Approvals. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by Borrower of this Agreement or any Loan Document, or in connection with any of the transactions contemplated hereby, except those that have been obtained or made and are in full force and effect. Borrower has obtained all Governmental Approvals that are necessary or required in connection with the conduct of Borrower’s business, except any Governmental Approvals the failure to obtain which could not be reasonably likely to result in a Material Adverse Effect.

Section 6.4 Binding Obligations. This Agreement, the Note, and the other Loan Documents have been duly executed and delivered by Borrower and constitutes the legal, valid, and binding obligations of Borrower. This Agreement, the Note, and the other Loan Documents are enforceable against Borrower and its property in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and except as the remedy of specific performance, or the remedy of injunctive relief, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 6.5 Litigation. Except as set forth in Schedule 6.5 of this Agreement, there are no actions, proceedings, investigations, or claims against or affecting Borrower now pending before any court, arbitrator, or Governmental Authority, which individually or in the aggregate, could be reasonably likely to result in a Material Adverse Effect.

Section 6.6 Financial Condition of Borrower. Borrower has delivered to Lender Borrower’s report on Form 10-Q for fiscal quarter ending September 30, 2009 as filed with the SEC, which presents fairly in all material respects Borrower’s financial condition and results of operations for the period covered thereby. Since the date of such report, there has been no Material Adverse Effect, except as has been disclosed to Lender in writing.

Section 6.7 Title and Liens. Borrower has good and marketable title to all of Borrower’s material properties and assets. The Collateral is not subject to any Lien, other than Permitted Liens.

Section 6.8 Intellectual Property; Licenses, Etc. Borrower owns, licenses or otherwise possesses the right to use, all material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person, except to the extent such conflict could not be reasonably likely to result in a Material Adverse Effect. To the knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by Borrower infringes upon any rights held by any other Person in any material respect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened.

Section 6.9 Taxes. Borrower has filed all federal and state and all other material tax returns and reports required of Borrower and has paid all material Taxes that are due and payable (except to the extent such Taxes are being properly contested in good faith by appropriate legal proceedings). The charges and accruals on the books of Borrower in respect of Taxes for all fiscal periods to date are accurate in all material respects. Taxes not yet due have been provided for as a reserve on the books of Borrower to the extent required under GAAP. There are no claims or assessments against Borrower by any Governmental Authority with respect to any Taxes, except those (if any) disclosed to Lender in writing, and except any claims or assessments that could not be reasonably likely to result in a Material Adverse Effect.

Section 6.10 Other Agreements. Borrower is not in breach of or default under any agreement to which Borrower is a party, or that is binding on Borrower (or any of its assets), except to the extent any such breach or default could not be reasonably likely to result in a Material Adverse Effect.

Section 6.11 Federal Reserve Regulations. Borrower is not engaged principally or as one of Borrower’s important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Revolving Loan will be used to purchase or carry any such margin stock, or to extend credit to others for the purpose of purchasing or carrying any such margin stock, or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. If requested to do so by Lender, Borrower will furnish to Lender a statement conforming with the requirements of Regulation U.

Section 6.12 Compliance With Laws. Borrower is in compliance in all respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to Borrower, or to Borrower’s operations or property (including, but not limited to, Environmental Laws, Consumer Protection Laws and ERISA), except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and except to the extent any non-compliance could not be reasonably likely to result in a Material Adverse Effect.

Section 6.13 Labor Relations. There is (a) no unfair labor practice complaint pending against Borrower or, to the best knowledge of Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Borrower or, to the best knowledge of Borrower, threatened, and (b) no strike, labor dispute, slowdown, or stoppage pending against Borrower or, to the best knowledge of Borrower, threatened against Borrower, except, in each case, to the extent such complaint, strike, labor dispute, slowdown or stoppage could not be reasonably likely to result in a Material Adverse Effect.

Section 6.14 Material Adverse Effect. Between September 30, 2009, and the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

Section 6.15 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any projections, financial statements or collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower to Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made.

Section 6.16 Solvency. Borrower is Solvent.

Section 6.17 Continuing Representations and Warranties. Borrower hereby acknowledges and agrees that the representations and warranties of Borrower in this Article VI are continuing representations and warranties and that each request for a Revolving Loan or the issuance of a Letter of Credit for the account of Borrower under this Agreement constitutes a reaffirmation by Borrower that each such representation and warranty are accurate as of the date of the Revolving Loan or the issuance of a Letter of Credit requested by Borrower, unless such representation and warranty specifically relates to an earlier date, in which case it shall be accurate in all material respects as of such date.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until Borrower has paid the Obligations (other than contingent indemnification obligations) in full and Lender’s lending and letter of credit commitment with respect to the Revolving Credit Facility has terminated, Borrower agrees to do all of the following, unless Lender otherwise shall consent in writing:

Section 7.1 Additional Acts. Upon written demand by Lender, Borrower shall promptly execute and deliver all such instruments and perform all such other acts as Lender may reasonably request to carry out the transactions and establish or preserve the lien status and priority contemplated by this Agreement or any other Loan Document. Borrower authorizes Lender to file all financing statements necessary to perfect and continue its interests hereunder or under the Loan Documents.

Section 7.2 Use of Loan Proceeds. Borrower shall use funds borrowed under the Revolving Credit Facility only for purposes permitted by Section 3.3 of this Agreement.

Section 7.3 Preservation of Existence. Except as otherwise permitted in this Agreement, Borrower shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its organization and shall qualify and remain qualified as a foreign organization in each jurisdiction where the failure to do so could be reasonably likely to result in a Material Adverse Effect.

Section 7.4 Visitation Rights. At any reasonable time during normal business hours, and from time to time at reasonable intervals at mutually agreeable dates and times (not to exceed twice a year; provided that such limitation shall not be applicable when an Event of Default has occurred and is continuing), on reasonable advance notice, Borrower shall permit Lender to examine and make copies of and abstracts from Borrower’s records and books of account, to visit the properties of Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of the officers and directors of Borrower.

Section 7.5 Keeping of Books and Records. Borrower shall keep adequate records and books of account in which entries complete in all material respects will be made, in accordance with GAAP, reflecting all financial transactions of Borrower.

Section 7.6 Maintenance of Property. Borrower shall maintain and preserve all of Borrower’s properties which are material to its business in good working order and condition, ordinary wear and tear and casualty (to the extent insured) excepted, and shall from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved.

Section 7.7 Other Obligations. Borrower shall pay and discharge before the same shall become delinquent all material Indebtedness, Taxes, and other material obligations for which Borrower is liable, or to which the income or property of the Borrower is subject, and all claims for labor, materials, or supplies that, if unpaid, might become by law a Lien upon assets of the Borrower, except such Indebtedness, Taxes, claims, and obligations that are being contested in good faith by appropriate proceedings.

Section 7.8 Insurance. Borrower shall keep in force upon all of Borrower’s properties and operations policies of insurance carried with companies in such amounts and covering all such risks as shall be customary in the industry (as determined by Lender in its Permitted Discretion) naming Lender as a loss payee in respect of insurance covering the Collateral. Borrower, within 30 days of request, shall deliver to Lender certificates of insurance or duplicate policies evidencing such coverage and a schedule setting forth the amounts and types of insurance then maintained by Borrower.

Section 7.9 Compliance with Laws. Subject to the right of Borrower to contest any laws, regulations, rules or orders of any Governmental Authority in good faith by appropriate legal proceedings, and provided that Borrower establishes and maintains adequate reserves to the extent required by GAAP in relation to the matter being contested, Borrower shall comply with all laws, regulations, rules, and orders of any Governmental Authority applicable to Borrower, including, but not limited to, Environmental Laws, Consumer Protection Laws and ERISA, except where failure to so comply could not be reasonably likely to result in a Material Adverse Effect.

Section 7.10 Financial Information/Reporting. Borrower shall deliver to Lender the statements, reports, and other information listed below at the times noted below:

(a) On or before May 15, 2010, and within 45 days of the end of each calendar quarter thereafter, the unaudited balance sheet and statements of cash flow, income, and retained earnings of Borrower for the immediately preceding quarter (and for the period from the start of Borrower’s then-current fiscal year through the last day of the immediately preceding quarter) on a consolidated and consolidating basis (it being agreed that the furnishing of Borrower’s report on Form 10-Q for such fiscal quarter as filed with the SEC will satisfy such requirement);

(b) On or before March 25, 2010, and the 25th day of each month thereafter, a written report in the form of Exhibit A attached hereto describing in reasonable detail the Borrowing Base (and the computation thereof) as of the end of the immediately preceding month, which shall be reconciled to the corresponding month-end balance sheets of Borrower and shall be certified to be true and correct in all material respects by an Authorized Officer (the “Borrowing Base Certificate”);

(c) On or before March 25, 2010, and the 25th day of each month thereafter, a written report with respect to the Commercial Accounts Receivable as of the end of the immediately preceding month, which reports shall include reasonable detail regarding the aging of such Commercial Accounts Receivable, and otherwise shall be in a form satisfactory to Lender in Lender’s reasonable discretion;

(d) On or before March 25, 2010, and on the 25th day of each month thereafter, a written report with respect to the Consumer Finance Accounts Receivable as of the end of the immediately preceding month, which reports shall include reasonable detail regarding the aging of such Consumer Finance Accounts Receivable, and otherwise shall be in a form satisfactory to Lender in Lender’s reasonable discretion;

(e) On or before March 25, 2010, and the 25th day of each month thereafter, a written summary of aging of Borrower’s accounts payable as of the end of the immediately preceding month, which reports shall include reasonable detail regarding the aging of such accounts payable, and otherwise shall be in a form satisfactory to Lender in Lender’s reasonable discretion;

(f) On or before March 25, 2010, and on the 25th day of each month thereafter, a written report with respect to Borrower’s Inventory as of the end of the immediately preceding month, which report shall include reasonable detail regarding the aging of the Inventory, and otherwise shall be in a form satisfactory to Lender in Lender’s reasonable discretion;

(g) On or before May 15, 2010, and within 45 days after the end of each calendar quarter thereafter, a written report in the form attached as Exhibit B hereto identifying Borrower’s performance with respect to the financial covenants set forth in Section 8.1, Section 8.2, Section 8.3 and Section 8.4 of this Agreement as of the end of the calendar quarter in question, which reports shall be in a form satisfactory to Lender in Lender’s reasonable discretion, shall include reasonable detail regarding the manner in which the financial covenants were calculated, and shall be accompanied by a certificate of an Authorized Officer that (i) the calculation of each of the financial covenants is true and correct in all material respects, and (ii) as of the end of such quarter, no Default or Event of Default had occurred and was continuing (or, if a Default or an Event of Default existed at such time, identifying the Default or the Event of Default) (the “Quarterly Compliance Certificate”);

(h) Within 120 days of each fiscal year end of Borrower, a copy of an audited statement (on a consolidated and consolidating basis) of Borrower’s financial condition as of the end of the preceding fiscal year prepared by a certified public accounting firm acceptable to Lender in Lender’s reasonable discretion (it being agreed that the furnishing of Borrower’s annual report on form 10-K for such fiscal year as filed with the SEC will satisfy such requirement);

(i) Within 120 days after the end of each fiscal year of Borrower, a written report in the form attached as Exhibit B hereto, based upon the audited financial statement referred to in item (h) above, identifying Borrower’s performance with respect to the financial covenants set forth in Section 8.1, Section 8.2, Section 8.3 and Section 8.4 of this Agreement as of the end of the fiscal year in question, which reports shall be in a form satisfactory to Lender in Lender’s reasonable discretion, shall include reasonable detail regarding the manner in which the financial covenants were calculated, and shall be accompanied by a certificate of an Authorized Officer that (i) the calculation of each of the financial covenants is true and correct in all material respects, and (ii) as of the end of such year, no Default or Event of Default had occurred and was continuing (or, if a Default or an Event of Default existed at such time, identifying the Default or the Event of Default) (the “Annual Compliance Certificate”);

(j) Within 60 days of each fiscal year end of Borrower (provided that a forecast for 2010 shall be delivered on the Closing Date), a forecast (including a balance sheet, income statement, and cash forecast acceptable to Lender in its Permitted Discretion) of the projected financial performance of Borrower for the current fiscal year of Borrower, which forecast shall be in a format satisfactory to Lender in Lender’s reasonable discretion; and

(k) Other Information. All other statements, reports, and information as Lender reasonably may request concerning the Collateral, or the financial condition and business affairs of Borrower, their Subsidiaries, and their Affiliates.

Section 7.11 Expenses of Lender. Borrower shall reimburse Lender for all reasonable out-of-pocket expenses incurred by Lender in connection with Lender’s banking and lending relationships with Borrower, including, but not limited to, recording charges, appraisal costs, environmental survey and investigation costs, collateral examination and inspection costs, travel expense, and the reasonable fees and expenses of outside legal counsel for Lender (including fees and expenses incurred in connection with the preparation, negotiation, closing, administration, amendment, modification, and enforcement of this Agreement, or the agreement evidenced hereby); the preservation, protection, or disposition of the Collateral (or Lender’s security interests therein); or as required by applicable law, rules, policies, and regulations. The amounts owed by Borrower pursuant to the preceding sentence of this Agreement shall be paid by Borrower in the ordinary course of Borrower’s business after Lender bills Borrower for such amounts, or on the Revolving Credit Facility Maturity Date, whichever occurs first.

ARTICLE VIII

FINANCIAL COVENANTS

Until Borrower has paid the Obligations (other than contingent indemnification obligations) in full and Lender’s lending and letter of credit commitment with respect to the Revolving Credit Facility has terminated, Borrower agrees to do all of the following:

Section 8.1 Current Ratio. Borrower shall maintain a Current Ratio of not less than 1.10 to 1.00 as of March 31, 2010, and as of the last day of each calendar quarter thereafter.

Section 8.2 Liquidity Covenant. Borrower shall not permit Liquidity as of the dates set forth below to be less than the amount set forth below opposite such date:

Dates	Minimum Liquidity
March 31, 2010	$18,000,000
June 30, 2010	$15,000,000
September 30, 2010	$15,000,000

Borrower shall not permit Liquidity as of December 31, 2010, and as of the last day of each calendar quarter thereafter to be less than the amount required below based on Borrower’s Adjusted Continuing Business EBITDA for the four quarters ending on such date:

Adjusted Continuing Business EBITDA	Minimum Liquidity
$2,500,000-$5,000,000	$15,000,000
$5,000,000.01-$7,500,000	$12,500,000
$7,500,000.01-$10,000,000	$10,000,000
$10,000,000.01-$12,500,000	$5,000,000
$12,500,000.01 and above	$0.00

Section 8.3 Adjusted Continuing Business EBITDA. Borrower shall not permit Adjusted Continuing Business EBITDA to be less than $2,500,000 for the four quarters ending March 31, 2010, and for the four quarters ending on the last day of each calendar quarter thereafter.

Section 8.4 Capital Expenditures. Borrower shall not make Capital Expenditures in any calendar year in excess of $1,500,000 (the “Capital Expenditure Limitation”); provided, that in the event Borrower does not expend the entire Capital Expenditure Limitation in any calendar year, Borrower may carry forward 50 percent of such un-expended amount to the immediately succeeding calendar year. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous calendar year, if any, provided that notwithstanding anything herein to the contrary, Borrower shall not be entitled to carry forward any un-utilized Capital Expenditure Limitation for more than one year.

Section 8.5 Effect of No Outstanding Revolving Loans. If Borrower fails to perform or observe any financial covenant in Section 8.1, Section 8.2, Section 8.3, or Section 8.4 of this Agreement on any Testing Date (a “Financial Covenant Failure”) prior to receipt by Lender of the Non-Cash Secured Election, such Financial Covenant Failure shall not constitute a Default or Event of Default if no Revolving Loan shall have been outstanding at any time during the calendar quarter ending on such Testing Date.

ARTICLE IX

NEGATIVE COVENANTS

Until Borrower has paid the Obligations (other than contingent indemnification obligations) in full and Lender’s lending and letter of credit commitment with respect to the Revolving Credit Facility has terminated, Borrower agrees that Borrower shall not do any of the following, unless Lender otherwise shall consent in writing:

Section 9.1 Liquidation, Merger, or Sale of Assets. Borrower shall not (a) liquidate, dissolve, or enter into any merger or consolidation in which Borrower would not be the surviving entity, or (b) sell, lease, or dispose of any material portion of the business or assets of Borrower (except (A) sales of goods in the ordinary course of business; (B) sales or other dispositions of surplus or obsolete equipment in the ordinary course of business; (C) disposition of any property in connection with discontinuation of Commercial Business; (D) dispositions of Inventory that is obsolete, unmerchantable or otherwise unsalable in the ordinary course of business; (E) termination of any lease of real or personal property that is not necessary for the ordinary course of business of Borrower, could not reasonably be expected to have a Material Adverse Effect and does not result from Borrower’s default thereunder; (F) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and which could not reasonably be expected to have a Material Adverse Effect, (G) sales or dispositions of cash and cash equivalents in the ordinary course of business which are not reasonably likely to have a Material Adverse Effect; (H) abandonment of intellectual property of the Borrower that is immaterial, unnecessary or no longer used in the ordinary course of business, the abandonment of which could not reasonably be expected to have a Material Adverse Effect; (I) dispositions of Accounts not constituting Eligible Consumer Finance Accounts Receivable or Eligible Commercial Accounts Receivable in the ordinary course of business in connection with the collection or compromise thereof, and (J) dispositions of equipment that, in the aggregate during any 12-month period, has a fair market or book value (whichever is more) of $250,000 or less).

Section 9.2 Indebtedness. Borrower shall not create, incur, assume, guarantee, or be or remain liable with respect to any Indebtedness, other than the following:

(a) The Obligations;

(b) Funded Indebtedness of Borrower existing as of the date of this Agreement and secured by the Permitted Liens disclosed on Schedule 9.3(b) to this Agreement, and all renewals, extensions, refundings, and refinancings of such Indebtedness in a principal amount that does not exceed the principal amount outstanding on the Closing Date;

(c) Indebtedness for Taxes, assessments, or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 6.8 of this Agreement;

(d) Liabilities incurred by Borrower in the ordinary course of business (not as a result of borrowing);

(e) The endorsement of checks in the ordinary course of business;

(f) Indebtedness incurred to refinance any Indebtedness permitted by this Section 9.2 of this Agreement;

(g) Capital Leases and purchase money Indebtedness in an aggregate amount not to exceed $500,000;

(h) Intercompany Indebtedness existing as of the Closing Date to Borrower’s Subsidiaries in an aggregate amount not to exceed $7,000,000 and intercompany Indebtedness to Borrower’s Subsidiaries involved exclusively in the Continuing Business in an amount not to exceed $1,000,000 after the Closing Date;

(i) Indebtedness to an insurance company, the proceeds which are used by Borrower to finance their insurance premiums payable on workers’ compensation insurance policies maintained by Borrower;

(j) Indebtedness incurred in respect of the deferred purchase price for any acquisition of intellectual property or constituting the obligation to make purchase price adjustments in connection with any such acquisition of intellectual property;

(k) Indebtedness that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $500,000 in the aggregate at any time;

(l) Contingent obligations (A) arising from endorsements of payment items for collection or deposit in the ordinary course of business; (B) arising from any foreign currency hedging agreements not to exceed $500,000 in the aggregate and not prohibited hereunder; (C) existing on the Closing Date and disclosed in writing to Lender, and any extension or renewal thereof that does not increase the amount of such contingent obligation when extended or renewed; (D) arising from customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 9.1(b) hereof if such obligations could not reasonably be expected to have a Material Adverse Effect; or (E) Guaranties of Subsidiaries’ Indebtedness that do not exceed $500,000 in the aggregate and incurred in the ordinary course of business; and

(m) Reimbursement obligations to Bank of America, N.A. with respect to the letters of credit listed on Schedule 9.2.

Section 9.3 Liens. Borrower shall not create, incur, assume, or suffer to exist any Lien of any kind upon or with respect to any of Borrower’s property or assets, or assign or otherwise convey any right to receive income, including the sale or discount of Accounts with or without recourse, except the following (“Permitted Liens”):

(a) Liens in favor of Lender to secure the Obligations;

(b) Liens existing as of the date of this Agreement and disclosed in Schedule 9.3(b) to this Agreement;

(c) Liens for Taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, however, that the Lien shall have no effect on (i) the priority of the Liens in favor of Lender, other than inchoate tax Liens arising prior to the due date of such taxes, or (ii) the value of the assets in which Lender has such a Lien, and, provided further, that a stay of enforcement of any such Lien (other than such inchoate tax Liens) shall be in effect;

(d) Landlords’ and lessors’ Liens in respect of rent not in default, or Liens in respect of pledges or deposits under workers’ compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA), or in connection with appeal and similar bonds incidental to litigation; mechanics’, warehouseman’s, laborers’, and materialmen’s and similar Liens, if the obligations secured by such Liens are not then delinquent;

(e) Easements, rights of way, restrictions, and other similar charges or Liens relating to real property and not interfering in a material way with the ordinary conduct of Borrower’s businesses;

(f) Liens constituting a renewal, extension, or replacement of any Permitted Lien;

(g) Purchase money Liens in connection with Indebtedness permitted under Section 9.2(g);

(h) Deposits of cash with the owner or lessor of premises leased and operated by Borrower in the ordinary course of business to secure the performance by Borrower of its obligations under the terms of the lease for such premises;

(i) Liens arising from precautionary UCC filings regarding “true” operating leases or the consignment of goods to Borrower;

(j) Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods, provided that any such Liens are subordinated under law to the Liens in favor of Lender;

(k) Normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on payment items in the course of collection;

(l) Licenses of intellectual property owned by Borrower and granted to any person in the ordinary course of business and any restrictions or conditions on transfer, assignment or renewal customarily imposed in a license to use intellectual property;

(m) Judgments and other similar Liens arising in connection with court proceedings that do not constitute a Default or Event of Default;

(n) Pledges and deposits of cash of less than $100,000 to secure obligations under appeal bonds or as otherwise required in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(o) Liens in favor of an insurance company to secure Indebtedness permitted in Section 9.2(i) hereof to finance insurance premiums; and

(p) Liens in the nature of rights of set off in favor of contractual counterparties in the ordinary course of business.

Section 9.4 Restricted Payments. Borrower shall not pay, make, declare, or authorize any Restricted Payment, redeem any of Borrower’s common stock or redeem, refinance, or otherwise dispose of or acquire any of Borrower’s preferred stock other than: (a) reasonable compensation paid to employees, officers, and directors in the ordinary course of business and consistent with prudent business practices; (b) dividends to shareholders of Borrower or dispositions to preferred shareholders of Borrower declared as of the last day of a calendar quarter and paid in the immediately following calendar quarter and redemptions of common stock of Borrower on a the last day of a calendar quarter, provided that (i) no Revolving Loans are outstanding on the date such dividends and dispositions are declared and made and on the date such redemptions are made and (ii) the aggregate amount of such dividends, dispositions, or redemptions (together with any other dividends, dispositions, and redemptions paid to shareholders of Borrower during the 12 months ending on the such date) do not exceed (A) 50 percent of the Continuing Business Net Income for the 12 months ending on such date when the Debt to Tangible Net Worth Ratio is equal to or greater than 2.50 to 1.00 on such date, and (B) 100 percent of the Continuing Business Net Income for the 12 months ending on such date when the Debt to Tangible Net Worth Ratio is less than 2.50 to 1.00 on such date; and (c) conversion of preferred stock of Borrower to common stock of Borrower.

Section 9.5 Investments; Purchase of Assets. Borrower shall not make or maintain any Investments, or purchase or otherwise acquire any material amount of assets, other than:

(a) Purchases of Inventory in the ordinary course of business;

(b) Purchases of intellectual property that do not exceed $1,000,000 in any calendar year and $2,000,000 in the aggregate and other purchases approved by Lender in its Permitted Discretion;

(c) Normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(d) Capital Expenditures allowed under Section 8.4 of this Agreement; or

(e) Investments in development of new product lines that are permitted under Section 9.9;

(f) Investment in Subsidiaries listed on Schedule 9.5 and Investments in Subsidiaries engaged exclusively in the Continuing Business made after the Closing Date that do not exceed $1,000,000 in the aggregate;

(g) Investment in joint ventures engaged exclusively in the Continuing Business made after the Closing Date that do not exceed $1,000,000 and other Investments in joint ventures engaged exclusively in the Continuing Business and approved by Lender in its Permitted Discretion;

(h) Loans and advances to officers and employees for salary, travel expenses, commissions and similar items in the ordinary course of business in the aggregate amount at any one time outstanding not to exceed $500,000;

(i) Payables permitted under Section 9.7 hereof;

(j) The endorsement of instruments for collection or deposit in the ordinary course of business;

(k) Stock or obligations issued to Borrower by any person (or the representative of such person) in respect of debt or other trade obligations of such person owing to Borrower in connection with the insolvency, bankruptcy, receivership or reorganization of such person or a composition, readjustment or settlement of the debts of such person or in respect of a settlement of a dispute with such person, provided, that the original of any such stock or instrument evidencing such obligations owing to Borrower shall be promptly delivered to Lender together with such stock power, assignment or endorsement by Borrower required by Lender;

(l) Investments in existence on the Closing Date set forth on Schedule 9.5;

(m) Securities, instruments or other Investments that Borrower may acquire in connection with any disposition permitted hereunder; provided that such securities, instruments or other Investments shall constitute not more that 25 percent of the purchase price; provided further that the original of any such securities or instruments owned by Borrower evidencing such Investments shall be promptly delivered to Lender together with such stock power or endorsement by Borrower required by Lender;

(n) Contingent obligations to the extent permitted under Section 9.2(l);

(o) Foreign currency hedging agreements entered into in the ordinary course of business for non-speculative purposes in an aggregate amount not to exceed $500,000;

(p) Loans to Subsidiaries of Borrower that are to be repaid within five Business Days of being made in an aggregate amount not to exceed $2,000,000 and other loans to Subsidiaries of Borrower approved by Lender in its Permitted Discretion;

(q) Investments not otherwise permitted hereunder not to exceed $500,000 at any one time, provided that no Default or Event of Default has occurred at the time of such Investments or would result therefrom; or

(r) Maintenance of deposits with Lender or Investments in cash equivalents.

Section 9.6 Obligations Relating to Guaranties. Borrower shall not create, incur, assume or permit to exist any obligations arising under Guaranties except (a) by endorsement of instruments or items of payment for deposit to the general account of Borrower, and (b) for obligations arising under Guaranties incurred for the benefit of Borrower if the primary obligation is expressly permitted by this Agreement.

Section 9.7 Transactions With Affiliates. Borrower shall not directly or indirectly enter into any purchase, sale, lease, sale-leaseback, or other transaction with any Affiliate, except transactions in the ordinary course of business on terms that are no less favorable to Borrower than those that might be obtained at the time in a comparable arm’s-length transaction with any Person that is not an Affiliate, provided, however, that Borrower (a) may in any event enter into employment and severance arrangements with their respective officers and employees in the ordinary course of business, (b) may engage in transactions with Affiliates expressly permitted in Section 9 hereof, and (c) may pay customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, and employees in the ordinary course of business.

Section 9.8 Fiscal Year and Accounting Changes. Borrower shall not (a) change its fiscal year, or (b) make any significant change (i) in accounting treatment and reporting practices (except as permitted by GAAP), or (ii) in tax reporting treatment (except as required by law).

Section 9.9 Operations. Borrower shall not engage in any activity or introduce any major product that is substantially different from or unrelated to the present business activities or products of Borrower (other than any activities or products that are complimentary or ancillary to the present Continuing Business activities or products of Borrower), or discontinue any portion of Borrower’s present business activities (other than the Commercial Business) that constitutes a substantial portion thereof.

Section 9.10 Prohibition on Change in Control. Borrower shall not undergo a Change in Control.

Section 9.11 Subsidiaries. Borrower shall not create or acquire any Subsidiary unless such Subsidiary is organized under the laws of the United States and becomes a party to and bound by, as a borrower, this Agreement and all other Loan Documents, as required by Lender. Any such Subsidiary that becomes a new borrower shall also cause Borrower to pledge all of such Subsidiary’s Capital Stock to Lender to secure the Obligations in a form of agreement substantially similar to the Pledge Agreement.

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay any amount of principal (and such failure is not cured within three days) or interest (and such failure is not cured within five days) owed pursuant to the Note when due, or Borrower shall fail to pay any other amount payable by Borrower under this Agreement or any other the Loan Document when due (and such failure is not cured within 30 days);

(b) Any representation or warranty made by Borrower under or in connection with this Agreement or any Loan Document shall prove to have been incorrect in any material respect when made;

(c) Borrower shall fail to perform or observe (i) any covenant set forth in Section 7.8, Section 7.10, Article VIII (subject to Section 8.5) or Article IX, or (ii) any other covenant, obligation or term hereunder or under any of the Loan Documents and such failure is not cured within 30 days of the earlier of Lender’s written notice thereof or Borrower becoming aware of such failure;

(d) Borrower shall (i) fail to pay when due (after any applicable grace period) any amount payable in respect of any Indebtedness (including undrawn, committed, or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000 in principal amount, unless the amount in question is subject to a bona fide dispute by Borrower and has not been determined by a court, arbitrator, or other finder of fact to be owed by Borrower, or (ii) fail to observe or perform (after any applicable notice or grace period) any term, covenant, or agreement evidencing or securing such Indebtedness, and the effect of such failure to observe or perform is to cause the acceleration of the maturity of such Indebtedness;

(e) A judgment or order for the payment of money in excess of $250,000 shall be entered against Borrower by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of Borrower that in the aggregate exceeds $250,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $50,000 in the aggregate, and such judgment, order, warrant, or process shall continue undischarged or unstayed or unbonded for 60 days;

(f) Any occurrence or event that has a Material Adverse Effect; or

(g) Borrower shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by Borrower in any jurisdiction seeking to adjudicate Borrower bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, or composition of Borrower or Borrower’s debt under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for Borrower for such part of

Borrower’s property as in the opinion of Lender (in Lender’s reasonable discretion) is a substantial part; or any such proceeding shall be instituted against Borrower that is not dismissed within 60 days after the institution thereof, or Borrower shall take any corporate action to authorize any of the actions set forth above in this Section 10.1(g); or any Governmental Authority shall declare or take any action that operates as a moratorium on the payment of debts of Borrower.

Section 10.2 Consequences of Default. If any Event of Default shall occur and be continuing, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, Lender at its option (and without prior notice to Borrower) immediately may terminate its commitment with respect to the Revolving Credit Facility. In addition, in the event of an uncured Event of Default, Lender at its option may declare the principal of and the interest on the Note and all other sums payable by Borrower under this Agreement or under any of the Loan Documents to be immediately due and payable (with interest accruing thereon at the Default Rate), whereupon the same shall become immediately due and payable without protest, presentment, notice, or demand, all of which Borrower expressly waives. Furthermore, upon the occurrence of an Event of Default pursuant to Section 10.1(g) of this Agreement, all of the Obligations immediately shall be due and payable (with interest accruing and payable thereon at the Default Rate) and Lender’s commitment in respect of the Revolving Credit Facility shall terminate.

Section 10.3 Remedies. Upon the occurrence of an Event of Default, Lender from time to time may exercise any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement, or in any of the other Loan Documents.

ARTICLE XI

MISCELLANEOUS AND GENERAL TERMS AND CONDITIONS

Section 11.1 Remedies Cumulative. No failure by Lender to exercise any right, power, or remedy under this Agreement, or any Loan Document, and no delay by Lender in exercising any right, power, or remedy under this Agreement or any Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy under this Agreement or any Loan Document preclude any other or further exercise thereof, or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default under this Agreement, the Note, or the other Loan Documents, or the right of Lender to exercise any right under this Agreement, the Note, or any of the other Loan Documents, unless, in the exercise of such right, all obligations of Borrower under this Agreement, the Note, and the other Loan Documents are paid in full. The rights and remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any right or remedy provided by law. Time is of the essence and the provisions of this Agreement, the Note, and the other Loan Documents shall be enforced strictly.

Section 11.2 Governing Law. This Agreement, the Note, and the other Loan Documents shall be governed by and construed in accordance with the laws of Washington, without regard to conflicts of law principles.

Section 11.3 Consent to Jurisdiction and Venue, Waiver of Immunities. Each party hereto hereby irrevocably submits to the jurisdiction and venue of any state or federal court sitting in Vancouver, Washington, in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement, the Note, or any other Loan Document. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that each such party now or hereafter may have to the laying of venue in any such action or proceeding in any such forum, and hereby further irrevocably waive any claim that any such forum is an inconvenient forum. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, or in any other manner provided by law. Nothing in this Agreement shall impair the right of Lender to bring any action or proceeding against Borrower, or Borrower’s property, in the courts of any other jurisdiction, and Borrower irrevocably submits to the nonexclusive jurisdiction of the appropriate courts of the jurisdiction in which Borrower is incorporated, or any court sitting in any place where property or an office of Borrower is located.

Section 11.4 Notices. All notices and other communications provided for in this Agreement shall be in writing and shall be sent (unless otherwise specified) by e-mail, certified mail, return receipt requested (with postage prepaid) or delivered to each party at the following addresses, or at such other address as shall be designated by such party in a written notice to each other party:

Lender:	Bank of the West

222 S.W. Columbia Street, Suite 1200

Portland, Oregon 97201

Attention: Sean Edwards, Vice President

E-mail: Sean.Edwards@bankofthewest.com

with a copy (which shall not constitute notice to Lender) to:

Miller Nash LLP

Suite 3500

111 S.W. Fifth Avenue

Portland, Oregon 97204

Attention: Clifton Molatore

E-mail: Clifton.Molatore@millernash.com

Borrower:	Nautilus, Inc.

16400 S.E. Nautilus Drive

Vancouver, Washington 98683

Attention: Alec Anderson

E-mail: aanderson@nautilus.com

with a copy (which shall not constitute notice to Borrower) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, Illinois 60602

Attention: Jocelyn Hirsch

E-mail: Jocelyn.hirsch@kirkland.com

Except as otherwise specified, e-mail notice shall be effective upon receipt confirmed in writing, and all other notices and communications if duly given or made shall be effective upon receipt.

Section 11.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and permitted assigns. Borrower may not assign or otherwise transfer all or any part of Borrower’s rights or obligations under this Agreement, the Note, or any of the other Loan Documents without the prior, written consent of Lender (which consent may be withheld by Lender in its sole and absolute discretion), and any such assignment or transfer purported to be made by Borrower without such consent shall be ineffective. Lender at any time, with the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default), may assign or otherwise transfer all or any part of Lender’s interest under this Agreement, the Note, and the other Loan Documents (including assignments for security and sales of participations) to any Person and, to the extent of such assignment, the assignee shall have the same rights and benefits as if such assignee were Lender. Borrower acknowledges and agrees that Lender may share such information regarding Borrower with a prospective assignee or transferee of Lender’s interest in this Agreement, the Note, and the other Loan Documents as Lender reasonably deems appropriate, provided that the prospective assignee or transferee agrees in writing to maintain the confidentiality of such information.

Section 11.6 Severability. Any provision of this Agreement, the Note, or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties to this Agreement waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

Section 11.7 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.

Section 11.8 Indemnification of Lender by Borrower. Borrower agrees to indemnify and hold harmless Lender, as well as Lender’s shareholders, directors, officers, agents, attorneys, Subsidiaries, and Affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions, or causes of action, whether statutorily created or under the common law, all reasonable out-of-pocket costs and expenses (including, without limitation, attorneys’ fees), and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) that at any time or times shall be incurred, suffered, sustained, or required to be paid by any such indemnified Person (except any of the foregoing to the extent that they result from the bad faith, gross negligence or willful misconduct of any indemnified Person) on account of, in relation to, or in any way in connection with any of the arrangements or transactions contemplated by, associated with, or ancillary to this Agreement, any of the other Loan Documents, or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time. In any investigation, proceeding, or litigation, or the preparation therefor, Lender shall select its own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable out-of-pocket fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, Borrower shall be entitled to participate in such proceeding or litigation with counsel of Borrower’s choice at Borrower’s own expense, provided that such counsel shall be satisfactory to Lender, in Lender’s reasonable discretion. The provisions of this Section 11.8 of this Agreement shall survive payment (or satisfaction of payment) of all amounts owing with respect to the Note or any other Loan Document.

Section 11.9 Waiver of Consequential Damages. To the fullest extent permitted by applicable law, Borrower hereby agrees not to assert, and Borrower hereby waives, any claim against any indemnitee under Section 11.8 of this Agreement on any theory of liability for special damages, indirect damages, consequential damages, or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Revolving Loan, or the use of the proceeds thereof.

Section 11.10 Payments Set Aside. To the extent any payments in respect of the Obligations (or any proceeds of any Collateral, including, but not limited to, any proceeds received by Lender as a result of any enforcement proceeding or setoff), or any part thereof, subsequently are invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid to a trustee, receiver, or any other Person under any law or equitable cause, then, to the extent of such repayment (including any such repayment made voluntarily by Lender in its reasonable discretion), the Obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and shall continue in full force and effect, and Lender’s rights, powers, and remedies under this Agreement and the Loan Documents shall continue in full force and effect, as if such payment had not been made, or such enforcement proceeding or setoff had not occurred. In such event, each Loan Document automatically shall be reinstated and Borrower shall take such action as reasonably may be requested by Lender to effect such reinstatement.

Section 11.11 Waiver of Various Matters; No Suretyship Defenses. Borrower hereby waives demand, protest, notice of protest, notice of default (except to the extent specifically and expressly required under this Agreement or the other Loan Documents) or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, modification, amendment, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrower may in any way be liable. Borrower acknowledges and agrees that its obligations to repay the amounts owed pursuant to the Note and this Agreement are direct and unconditional. Borrower hereby waives any claim that it is merely a surety in respect of the Obligations and Borrower hereby waives any rights or defenses that are (or might be) available to a surety in relation to this Agreement, the Note, the other Loan Documents, and the Obligations.

Section 11.12 USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Lender is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

Section 11.13 Entire Agreement. This Agreement, the Note, and the other Loan Documents set forth and constitute the entire agreement among Lender and Borrower with respect to the Revolving Loans evidenced by the Note and the security for those Revolving Loans. No oral promise or agreement of any kind or nature, other than those that have been reduced to writing and have been set forth in this Agreement, the Note, or the other Loan Documents, has been made among Lender and Borrower with respect to the Revolving Loans evidenced by the Note and the security for those Revolving Loans. Borrower acknowledges that Borrower has been represented by legal counsel in connection with the negotiation and execution of this Agreement and the other Loan Documents. Borrower voluntarily executed this Agreement and the other agreements and instruments referred to in this Agreement.

Section 11.14 Amendment. This Agreement, the Note, and the other Loan Documents may be amended or modified only by a written agreement signed by authorized representatives of Borrower and Lender that by its terms expressly supersedes, modifies, amends, or alters this Agreement (or another Loan Document, as applicable).

Section 11.15 Interpretation. This Agreement is a negotiated agreement. In the event of any ambiguity in this Agreement, such ambiguity shall not be subject to a rule of contract interpretation that would cause the ambiguity to be construed against any of the parties to this Agreement.

Section 11.16 Waiver. No waiver of any provision of this Agreement, the Note, or the other Loan Documents by Lender, or consent by Lender to any failure by Borrower to comply with any provision of this Agreement, the Note, or the other Loan Documents shall be effective unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.17 Standard for Discretion. In the event this Agreement is silent on the standard for any consent, approval, determination, or similar discretionary action by Lender, the standard shall be sole and unfettered discretion.

Section 11.18 Headings. The headings of the various provisions of this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect the meaning or construction of any provision of this Agreement.

Section 11.19 Construction. In the event of any conflict between the terms, conditions, and provisions of this Agreement and those of any other document or instrument referred to in this Agreement, the terms, conditions, and provisions of this Agreement shall control.

Section 11.20 Statutory Notice. UNDER WASHINGTON LAW, ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

BORROWER:		LENDER:

NAUTILUS, INC.		BANK OF THE WEST

By:	/s/ Kenneth Fish	By:	/s/ Sean Edwards
	Kenneth Fish, Chief Financial Officer		Sean Edwards, Vice President

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